EXECUTION VERSION

PURCHASE AGREEMENT
BY AND AMONG
NEXTIER COMPLETION SOLUTIONS INC.,
NEXTIER OILFIELD SOLUTIONS INC.,
ALAMO FRAC HOLDINGS, LLC,
ALAMO PRESSURE PUMPING, LLC,
AND
THE “OWNER GROUP” IDENTIFIED HEREIN
Dated as of August 4, 2021

39013491.v1

TABLE OF CONTENTS

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Exhibits
Exhibit A        Adjustment Escrow Agreement
Exhibit B        Earnout Agreement
Exhibit C        Excluded Assets
Exhibit D        Excluded Liabilities
Exhibit E        Registration Rights Agreement
Exhibit F        Services Agreement
Exhibit G        Special Bonus Plan
Exhibit H        Specified Indebtedness
Exhibit I        Transferred Assets
Exhibit J        Working Capital Guidelines
Exhibit K        Non-Imputation Affidavit

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PURCHASE AGREEMENT
This PURCHASE AGREEMENT (this “Agreement”), dated August 4, 2021 (the “Execution Date”), is made and entered into by and among NexTier Completion Solutions Inc., a Delaware corporation (“Buyer”); NexTier Oilfield Solutions Inc., a Delaware corporation (“Parent” and, together with Buyer, the “Buyer Parties”); Alamo Frac Holdings, LLC, a Texas limited liability company (“Seller”); Alamo Pressure Pumping, LLC, a Texas limited liability company (the “Company”); and, solely for purposes of Section 5.6, Michael McKie, Roger Sikes and Jeffrey Hansen, each an individual resident in the State of Texas (each individually, an “Owner,” and collectively, the “Owner Group”). The Buyer Parties, Seller, the Company and the Owner Group are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
WITNESSETH:
WHEREAS, the Company is engaged in the business of providing hydraulic fracturing and pump down services (the “Covered Business”);
WHEREAS, Seller is the sole and exclusive, record and beneficial owner of all of the issued and outstanding equity interests of the Company (the “Acquired Equity”);
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, for the consideration described herein, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Acquired Equity and Transferred Assets;
WHEREAS, prior to the Closing, all Excluded Assets previously owned directly by the Group Companies will be transferred out of the Group Companies to Seller or its Affiliates; and
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, each Party hereby agrees as follows:
Article I

DEFINITIONS
Section I.1Definitions. The following terms, as used in this Agreement, shall have the following respective meanings:
“Action” means any action, mediation, suit, litigation, arbitration, claim, proceeding, investigation, audit, examination, review, inquiry or subpoena of any nature (civil, criminal, administrative, regulatory or otherwise, whether at law or equity), by or before or otherwise involving any arbitrator or Governmental Entity.
“Additional Bonuses” means the bonuses granted in the form of Parent equity awards that the Buyer Parties and Seller have agreed shall be made, following the Closing, by Parent to the individuals, having the values, terms and conditions and on the timeline set forth on Schedule 5.4(b), subject to any adjustments mutually agreed to by the Parties prior to Closing.
“Adjustment Escrow Agent” means JP Morgan Chase Bank, National Association.
“Adjustment Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, among Buyer, Seller and the Adjustment Escrow Agent, attached hereto as Exhibit A.
“Adjustment Escrow Amount” means Two Million Dollars ($2,000,000).
“Adjustment Escrow Fund” means the Adjustment Escrow Amount, as adjusted from time to time pursuant to the terms of the Adjustment Escrow Agreement.
“Affiliate” means, in relation to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Assumed Liabilities” means all of the following Liabilities of each member of the Seller Group related to the Business or the Transferred Assets, excluding in each case any Excluded Liabilities:
(a)All Liabilities (without duplication of the categories of Liabilities described in clauses (b) through (g) below) whether fixed or contingent, matured or unmatured to the extent arising out of or related to the Business or the Transferred Assets (including any Contracts, Licenses or Actions constituting Transferred Assets), in each case, relating to facts, conditions, circumstances, events, actions or omissions occurring on or after the Closing;
(b)All Liabilities assumed by, retained by or agreed to be performed by any of the Group Companies pursuant to the terms of this Agreement or any other Transaction Document;
(c)All Liabilities arising from or relating to Environmental, Health and Safety Laws, including Releases of Hazardous Substances at, on, under or migrating from the Company Real Property or violations of or Liabilities under any Environmental, Health and Safety Laws, in each case to the extent relating to the period after the Closing;
(d)All Liabilities with respect to Business Employees arising on or after the Closing;

(e)All accounts payable, trade accounts payable and trade obligations to the extent related to the Business;
(f)All Liabilities relating to the Business set forth on the Interim Balance Sheet, but only to the extent of the applicable amount relating to the Business; and
(g)All Liabilities for any Taxes solely for any Post-Closing Tax Period to the extent arising out of or related to the Business, the Assumed Liabilities set forth in clauses (a) through (g) or the Transferred Assets.
“Audit” means any audit, assessment, claim, examination or other inquiry relating to Taxes by any Tax Authority or any judicial or administrative proceeding relating to Taxes.
“Business” means the businesses, as currently conducted, of (a) the Group Companies and (b) solely to the extent exclusively related to the Covered Business, Seller or any of its Affiliates, as applicable.
“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York.
“Business Employee” means each Person who is employed by a Group Company as of the Closing Date, including the Transferred Employees and those employees on medical leave, family leave, military leave or personal leave under any policy of the Group Company or any of its Affiliates.
“Business Service Provider” means each individual who is not employed by a Group Company but who provides services to the Group Company, including any directors, individual independent consultants and/or individual contractors engaged by the Group Company.
“Buyer Fundamental Representations” means Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.5 (Capital Structure of Parent) and Section 4.6 (Equity Consideration).
“Buyer Indemnified Parties” means the Buyer Parties and their respective Affiliates, and each of their respective successors and assigns.
“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act.
“Cash” means, without duplication, the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including foreign cash, checks received but not yet cleared, deposits) as of the opening of business on the Closing Date, determined in accordance with GAAP, which shall be calculated net of (i.e., exclude) (a) any checks and other payments in transit outstanding, and (b) any monetary obligations arising from cash/book overdrafts. Cash is an Excluded Asset.

“Cash Purchase Price” means an amount equal to (a) One Hundred Million Dollars ($100,000,000) plus (b) the Estimated Working Capital Surplus, if any, minus (c) the Estimated Working Capital Deficit, if any, minus (d) Estimated Company Indebtedness, if any, minus (e) the Seller Transaction Expenses, minus (f) the Special Bonus Amount.
“Closing Cash” means an amount equal to the aggregate amount of Cash of the Group Companies as of the Closing Date.
“Closing Payment” means an amount equal to (a) the Cash Purchase Price, minus (b) the Adjustment Escrow Amount.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Common Shares” means shares of common stock, par value $0.01, of Parent.
“Company ERISA Affiliate” means any entity that is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) solely for purposes of Section 412 of the Code, an affiliated service group (as defined under Section 414(m) of the Code) or an entity described in the regulations under Section 414(o) of the Code, any of which includes or included any of the Group Companies.
“Company Indebtedness” means the aggregate amount of any Indebtedness of the Group Companies outstanding as of immediately prior to the Closing.
“Company Intellectual Property” means Company Owned Intellectual Property and Company Licensed Intellectual Property.
“Company Licensed Intellectual Property” means any Intellectual Property that is licensed to the Group Companies by another Person.
“Company Owned Intellectual Property” means any Intellectual Property that is owned by the Group Companies.
“Confidentiality Agreement” means that certain Mutual Confidentiality and Non-Disclosure Agreement, dated as of September 28, 2020, by and between the Company and Buyer.
“Contract” means any legally enforceable agreement to which a Group Company is a party and is bound.
“COVID-19” means SARS-CoV-2 or COVID-19, and any variants thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act.
“Earnout Agreement” means that certain Earnout Agreement entered into by the Seller and Buyer, effective as of the Closing Date, and attached hereto as Exhibit B.
“Employee Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, as well as each other benefit, retirement, employment (except for at-will employment agreements or offer letters terminable without notice or liability), compensation, profit sharing, commission, bonus, stock or other equity, equity-based, option, incentive compensation, restricted stock, stock appreciation right, phantom equity, profits interests, change in control, retention, severance, nonqualified deferred compensation, vacation, paid time off, welfare, medical, dental, vision, flexible benefit, cafeteria, dependent care, and fringe-benefit agreement, plan, policy, arrangement and program, whether or not reduced to writing, that (a) provides benefits or compensation to any Business Employee with respect to his or her employment with a Group Company, (b) is adopted, maintained, sponsored, contributed to, or required to be contributed to by any Group Company, or (c) with respect to which a Group Company is a party, participates in, or has, or could reasonably be expected to have, any Liability with respect thereto, whether actual or contingent, or direct or indirect.
“Environmental, Health & Safety Laws” means all federal, state and local Laws relating to protection of human health and safety (including, but not limited to those relating to exposure to or liability arising from Hazardous Substances), or protection of human health and the environment, including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air, pollution control and the Release of Hazardous Substances, including, the federal Occupational Safety and Health Act and any rules and regulations promulgated pursuant thereto (including, but not limited to, those relating to exposure to Hazardous Substances).
“Environmental Permits” means all Licenses applicable to the Business required pursuant to Environmental, Health & Safety Laws.
“Equity Consideration” means 26,000,000 Common Shares.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Company Indebtedness” means the amount, if any, of Company Indebtedness, as set forth on the Closing Date Financial Certificate.

“Estimated Working Capital Deficit” means the amount, if any, by which the Target Net Working Capital exceeds the Estimated Working Capital, as set forth on the Closing Date Financial Certificate.
“Estimated Working Capital Surplus” means the amount, if any, by which the Estimated Working Capital, as set forth on the Closing Date Financial Certificate, exceeds the Target Net Working Capital.
“Excess Company Indebtedness” means the amount, if any, by which Company Indebtedness exceeds the Estimated Company Indebtedness, as set forth on the Closing Date Financial Certificate.
“Excluded Assets” means the assets and properties of Seller, the Group Companies and their respective Affiliates set forth on Exhibit C.
“Excluded Liabilities” means the Liabilities of Seller, the Group Companies and their respective Affiliates set forth on Exhibit D.
“Excluded Real Property” has the meaning set forth in Exhibit C.
“Final Adjustment Amount” shall mean an amount (which may be positive or negative) equal to the sum of, without duplication, (a) Closing Cash, if any, minus (b) Excess Company Indebtedness, if any, plus (c) Net Working Capital Surplus, if any, minus (d) Net Working Capital Deficit, if any.
“Final TX Determination Date” means the date of the final determination of the merits and amount of any claim arising out of the Texas State Tax Audit.
“Fraud” means an act, committed by a Party hereto, with intent to deceive another Party hereto, or to induce such other Party to enter into this Agreement and requires: (a) a false representation contained in Article III or Article IV of this Agreement, as applicable; (b) with actual knowledge (as opposed to imputed or constructive knowledge) that such representation is false or the Person making such representation believes it is false; (c) with an intention to induce the other Person to whom such representation is made to enter into this Agreement or otherwise act or refrain from acting in reliance upon it; (d) causing that other Person, in reliance upon such false representation to enter into this Agreement or otherwise take or refrain from taking action; and (e) causing such other Person to suffer damage by reason of such reliance.
“GAAP” means generally accepted accounting principles in the United States, as applied consistently.
“Governmental Entity” means any federal, state, foreign, or local government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency.

“Group Companies” means, collectively, the Company and each of its Subsidiaries (including, for the avoidance of doubt, any Subsidiary of the Company following the Reorganization Transactions) and “Group Company” shall refer to each of the Company and its Subsidiaries.
“Hazardous Substance” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Group Companies are governed by or subject to applicable Law.
“Indebtedness” means all (a) indebtedness or obligations (including the principal amount thereof and, if applicable, the accrued amount thereof and the amount of accrued and unpaid interest thereon), whether long-term or short-term, for borrowed money or for the deferred purchase price or conditional sale of property or services (including reimbursement and all other obligations whether or not represented by surety bonds, letters of credit, bankers’ acceptances, bank guarantees, or similar facilities or instruments) whether owed to banks, to financial institutions, to Governmental Entities, on equipment leases or otherwise, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) amounts drawn under outstanding letters of credit, (d) capitalized lease obligations (but excluding operating lease obligations), (e) guaranties and obligations secured by a Lien (other than Permitted Liens) (but excluding any operating lease obligations, including in respect of the lease obligations set forth on Schedule 1.1-I), (f) amounts due under any future derivative, swap, collar, put, call, forward purchase or sale transaction, fixed price contract or other agreement that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in interest rates, currencies basis risk or the price of commodities, (g) customer deposits, (h) the aggregate amount of accrued but unpaid bonuses, severance, retention payments (excluding any such payments under the Special Bonus Plan), the unfunded amount of any Liability of any Group Company under any defined benefit pension plan, retiree medical or other post-employment welfare plan, or nonqualified deferred compensation plan, the aggregate amount of accrued employer matching or employer nonelective contributions with respect to any defined contribution plan maintained by any Group Company, or in which any Group Company participates, and the employer’s portion of any employment, unemployment, payroll or social security taxes with respect thereto, (i) with respect to each of the foregoing existing as of the Closing, (i) interest accrued thereon and (ii) prepayment or similar premiums, penalties and expenses with respect thereto, but, in the case of clause “(ii),” only if and to the extent such indebtedness is repaid in full as of the Closing Date or in connection with the Closing. For purposes hereof, Indebtedness shall not include Specified Indebtedness.
“Indemnified Party” means any Buyer Indemnified Party or Seller Indemnified Party.

“Insurance Policies” means those insurance policies listed on Schedule 5.11 hereto.
“Intellectual Property” means all of the following intellectual property and intellectual property rights in any jurisdiction throughout the world, whether registered or unregistered: (a) trademarks, service marks, trade dress, corporate names, trade names, and Internet domain names, registrations and applications therefor and any goodwill associated with each of the foregoing; (b) patents and patent applications; (c) copyrights and copyrightable works and registrations and applications therefor; and (d) trade secrets, confidential information and know how.
“IRS” means the Internal Revenue Service.
“Knowledge” means, (a) with respect to the Company or Seller, all facts actually known by any Owner, Tim Ondrak or Jed Hinojosa, after due inquiry in connection with the negotiation and execution of this Agreement and (b) with respect to Parent or Buyer, all facts actually known by Robert Drummond, Kenneth Pucheu and Kevin McDonald, after due inquiry in connection with the negotiation and execution of this Agreement.
“Law” means any statutes, rules, codes, regulations, ordinances or orders of, or issued by, Governmental Entities.
“Legal Dispute” means any Action between or among the Parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.
“Liability” means, with respect to any Person, any liability or debt of such Person of any kind, character, description or nature whatsoever, whether known or unknown, actual or contingent, and whether or not the same is required to be accrued on the financial statements of such Person.
“Licenses” means all licenses, permits (including construction and operation permits) and certificates issued by any Governmental Entity.
“Liens” means mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances.
“Losses” means any claims, Liabilities, obligations, damages, losses, costs, expenses, penalties, fines or judgments (at equity or at law, including statutory and common) whenever arising or incurred (including reasonable attorneys’ fees and expenses, any payments made with respect to deductible or retention amounts with respect to insurance coverage, and out of pocket costs of investigating, pursuing and defending any claim hereunder).
“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is, or is reasonably likely to be, individually or in the aggregate, materially adverse to the financial condition, results of operations, properties, assets or Liabilities of the Covered Business (including the Group Companies, the Transferred Assets and the Assumed Liabilities), taken as a whole; provided, that, a “Material Adverse Effect” shall not include any state of facts, change, event, effect or occurrence arising out of or attributable to (a) a downturn in general economic, business or regulatory conditions, (b) the industries and markets in which the Group Companies operate, (c) the United States or world economies or securities or financial markets, (d) global, national or regional political conditions, including the outbreak or escalation of hostilities, acts of war or terrorism, (e) earthquakes, hurricanes, tornadoes, floods and other natural disasters, pandemics (including COVID-19) and other force majeure events, (f) the failure of the Group Companies to meet any projections (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining, whether a Material Adverse Effect has occurred or is reasonably likely to occur), (g) any change in applicable Laws or GAAP, (h) the announcement of (or other publicity with respect to) this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby or (i) (A) any action taken (1) required by this Agreement, (2) by either Party or any of its Subsidiaries or any of their respective Affiliates with the prior written consent of the other Party, or (3) by Buyer or any of its Affiliates with respect to the transaction contemplated hereby or (B) any failure to act to the extent such action is specifically prohibited by this Agreement; provided, that the exceptions provided in clauses “(a),” “(b),” “(c),” “(d),” and “(e)” shall only apply so long as and to the extent that the state of facts, change, event, effect or occurrence does not affect the Covered Business (including the Group Companies, the Transferred Assets and the Assumed Liabilities) in a materially disproportionate manner when compared to the effect of such state of facts, change, event, effect or occurrence on other Persons in the industry and markets in which the Group Companies operate.
“Net Working Capital” means the difference (which may be positive or negative) between, without duplication, (a) the current assets of the Business, excluding (i) all Cash, (ii) marketable securities (including any accounts receivable that were cancelled, forgiven or exchanged into any marketable securities), (iii) any prepaid equipment, land and building costs and (iv) any other Excluded Assets, minus (b) the current liabilities of the Business (excluding, for the avoidance of doubt, (i) any Indebtedness of the Group Companies, Seller and their respective Affiliates, (ii) Specified Indebtedness, and (iii) any Excluded Liabilities), in each case, determined as of immediately prior to the Closing and calculated in accordance with Section 2.6 and the Working Capital Guidelines.
“Net Working Capital Deficit” means the amount by which the Estimated Working Capital is greater than the Net Working Capital.
“Net Working Capital Surplus” means the amount by which the Net Working Capital is greater than the Estimated Working Capital.

“NLRB” means the United States National Labor Relations Board.
“Non-Released Claims” means all matters set forth in Section 10.2 and Section 10.3.
“Offset Ratio” means a reduction of $1.20 in the amount of Post-Closing Services for every $1 of the applicable amount otherwise payable by Seller to the Buyer Parties.
“Ordinary Course” means the ordinary course of business of the Group Companies, consistent with past practice; provided, that any action taken, or omitted to be taken, and any measures taken in response to or as a result of COVID-19 shall be deemed to be in the Ordinary Course to the extent such actions, omissions or measures are reasonably consistent, or appropriate or necessary in light of COVID-19 Measures.
“Permitted Liens” means (a) Liens for (i) Taxes not yet due and payable or (ii) Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (b) statutory Liens of landlords with respect to Leased Real Property, (c) Liens of carriers, warehousemen, mechanics, materialmen, and repairmen incurred in the Ordinary Course and not yet delinquent (d) in the case of Company Real Property, in addition to clauses “(a),” “(b)” and “(c),” (i) zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present ownership of, use of or occupancy of the affected parcel by the Group Companies, and (ii) any encumbrance which is disclosed in an existing survey that has been made available to Buyer prior to the Closing Date, (e) in the case of Intellectual Property, license agreements with a third party entered into in the Ordinary Course, (f) Liens incurred in connection with capital lease obligations of the Group Companies and (g) Liens associated with the lease obligations set forth on Schedule 1.1-I.
“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity or any Governmental Entity.
“Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.
“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending at the close of business on the Closing Date.
“Pre-Closing Taxes” means the taxes set forth on Schedule 1.1-P, plus any reasonable, documented out-of-pocket fees and expenses incurred by the Buyer Parties and Group Companies following the Closing in connection with resolving any related issues on such taxes with Tax Authorities.

“Registration Rights Agreement” means the Registration Rights Agreement, to be dated as of the Closing Date, by and between Parent and Seller in the form attached hereto as Exhibit E.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing of a Hazardous Substance into the environment.
“Release and Termination Agreement” means evidence of Lien terminations and guaranty releases, in form and substance reasonably satisfactory to Buyer, to allow for the payoff, discharge and termination in full on or prior to the Closing Date of all obligations of the Group Companies in respect of Company Indebtedness of the type referred to in clauses “(a)-(e)” of the definition of Indebtedness and any related Liens granted by the relevant member of the Group Companies (other than Permitted Liens).
“R&W Policy” means a stand-alone representation and warranty insurance policy purchased by any Party in connection with the Transactions.
“Schedules” means the Schedules referenced herein and delivered by Seller to the Buyer Parties in accordance with the express terms of this Agreement.
“SEC” means the U.S. Securities and Exchange Commission.
“Seller Fundamental Representations” means Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.3 (Capitalization) and Section 3.4 (Company Subsidiaries).
“Seller Group” means Seller and each of its Subsidiaries (other than any Group Company).
“Seller Indemnified Parties” means Seller and its Affiliates, and each of their respective successors and assigns.
“Seller Transaction Expenses” means (in each case, excluding any such items included in Indebtedness) (a) all legal, accounting, financial advisory and other advisory, transaction or consulting fees and expenses incurred by the Group Companies or Seller, (b)(i) any change of control, severance, retention, bonus, equity appreciation, phantom equity or similar payments (including any acceleration or increase in incremental dollar amounts) due and payable by the Group Companies, excluding the Special Bonus Amount and the Additional Bonuses and (ii) accrued but unpaid severance amounts or early termination, early retirement, retiree medical and other retirement obligations in respect of the termination of employment of any employee of the Group Companies that occurred prior to the Closing, in each case, to the extent such obligations in this clause “(b)” originally arise or accrue on or before the Closing Date and are payable upon or directly as a result of the consummation of the Transactions, including, in all cases, the employer portion of all payroll Taxes that are payable by the Group Companies in connection with or as a result of the payment of such obligations in this clause “(b)”, (c) any social security, Medicare, unemployment or other employment, withholding or payroll Tax or similar amount owed by the Group Companies with respect to any of the Transactions, (d) 50% of the fees associated with the Adjustment Escrow Agreement, (e) any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based on arrangements made by or on behalf of Seller, the Group Companies or any of their respective Affiliates; provided that, for the avoidance of doubt, neither Seller nor the Group Companies shall be directly or indirectly obligated to pay or bear any brokerage, finder’s or other fee or commission attributable to Simmons Energy (a division of Piper Sandler & Co.) or its Affiliates, and (f) all third-party expenses related to Seller or the Group Companies that arise, or are triggered or become due or payable, as direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of any of the Transactions, in each case, whether in clause “(a)” through clause “(f),” solely to the extent not paid prior to the Closing.
“Services Agreement” means the Services Agreement between Seller and Buyer, substantially in the form attached hereto as Exhibit F, pursuant to which Buyer and its Affiliates (including the Company) will provide to the Seller and its Affiliates the Post-Closing Services.
“Special Bonus Amount” means an amount equal to Two Million Three Hundred Eighty-Nine Thousand One Hundred Sixty-Seven Dollars ($2,389,167).
“Special Bonus Plan” means the Special Bonus Plan of the Company to be established on the Closing Date by and between Seller, Buyer, the Company and the Plan Administrator (as defined therein), substantially in the form of Exhibit G.
“Specified Indebtedness” means the indebtedness of Seller, the Group Companies and/or their respective Affiliates set forth on Exhibit H.
“Stanton Property” means the Owned Real Property located at 2818 E, FM 1212, Stanton, Texas 79782.
“State Sales and Use Taxes” means all Taxes payable by the Group Companies, other than State Tax Audit Losses, based on sales, use or gross receipts Tax Laws, with respect to the Business for any Pre-Closing Tax Period, but expressly excluding any Taxes resulting from a change in the Texas Comptroller’s policy regarding the taxability of unprocessed sand as of the Execution Date.
“State Tax Audit Losses” means the amount of all Taxes payable, after the Closing Date, by or on behalf of the Group Companies based upon the Texas State Tax Audit.
“Subsidiary or Subsidiaries” means any Person of which any other specified Person owns, directly or indirectly through a Subsidiary, a nominee arrangement or otherwise, at least a majority of the outstanding capital stock (or other units of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person.
“Target Net Working Capital” means Four Million Six Hundred Seventy-Six Thousand Dollars ($4,676,000).
“Tax” or “Taxes” means (a) any and all federal, state, local and foreign taxes, including taxes based upon or measured by gross receipts, income, profits, gain, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, unemployment, alternative minimum, estimated, stamp, escheat or unclaimed property, excise and property taxes, in each case, whether imposed directly or through withholding, and whether disputed or not; (b) all interest, penalties and additions imposed with respect to such amounts or such interest, penalties, or additions; (c) any Liability for amounts described under clauses “(a)” or “(b)” under applicable Law as a transferee, successor or as a result of being a member of a past or current affiliated, consolidated, unitary or similar group (including under Treasury Regulations Section 1.1502-6) for any period or otherwise through operation of Law and (d) any Liability for the payment of amounts described in clauses “(a),” “(b)” or “(c)” as a result of any Tax sharing, Tax indemnity or Tax allocation agreement or any other express or implied agreement. Grammatical variations of the term “Tax,” such as “Taxable” or “Taxing,” shall have correlative meanings.
“Tax Authority” means the IRS and any other domestic or foreign Governmental Entity responsible for the administration and/or collection of any Taxes.
“Tax Law” means any Law (whether domestic or foreign) relating to Taxes.
“Tax Period” means any period prescribed by any Tax Authority for which a Tax Return is required to be filed and/or for which a Tax is required to be paid.
“Tax Return” means any return, report or statement filed or required to be filed with respect to the determination, assessment, or collection of any Tax or the administration of any Tax Laws (including any elections, declarations, schedules or attachments thereto, and any amendment or supplement thereof), including any information return, estimate, claim for refund, amended return or declaration of estimated Tax.
“Texas State Tax Audit” means, collectively, (a) the TX SUT Audit 1702-2002, for the period from February 1, 2017 through February 29, 2020, performed by the Comptroller of Public Accounts for the State of Texas in regard to sales, excise and use tax of the Company and (b) TX OWS Audit 1702-2002, for the period from February 1, 2017 through February 29, 2020, performed by the Comptroller of Public Accounts for the State of Texas in regard to gross receipts (oil and gas well service tax) of the Company.

“Tier II Upgrades” means the conversion of 24 pumps from Tier II to Tier IV Tier 4 DGB units currently being performed by Louisiana CAT on behalf of the Company pursuant to that certain Quote No. 0521JDS013 and Purchase Order No. 403062 issued on June 1, 2021 (as modified by the Change Order issued on June 15, 2021), as may be amended or modified following the Closing.
“Transaction Documents” means this Agreement, the Services Agreement, the Adjustment Escrow Agreement, the Earnout Agreement, the Registration Rights Agreement, the Employment Agreements, the Special Bonus Plan and any other document delivered pursuant to this Agreement.
“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.
“Transfer Taxes” means all sales (including bulk sales), use, transfer, recording, value added, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes and fees arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement. For the avoidance of doubt, Transfer Taxes shall not include any such Taxes and fees related to any pre-Closing restructuring actions taken by Seller or any of the Group Companies.
“Transferred Assets” means all assets and properties related to the Business, as set forth on Exhibit I; provided, that, for the avoidance of doubt, Excluded Assets shall not be Transferred Assets.
“Treasury Regulations” means the income Tax regulations promulgated under the Code.
“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Law.
“Working Capital Guidelines” means the guidelines set forth in Exhibit J hereto.
Section I.2Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:
Term    Section
ACA        3.16(g)
Accounting Firm        2.6(d)
Acquired Equity        Recitals
Agreement        Preamble
Aggregate Consideration        5.3(f)
Applicable Benefit Plans        5.4(f)
Benefits Transition Period        5.4(f)
Buyer        Preamble
Buyer Controlled Claims        10.4(a)

Buyer Parties        Preamble
Buyer Releasees        9.2(a)
Buyer Releasor        9.2(a)
Closing        7.1
Closing Date        7.1
Closing Date Financial Certificate        2.5
Company        Preamble
Company Contracts        3.12(a)
Company Real Property        3.9(a)
Condition Satisfaction        7.1
Confidential Information        5.6(d)
Conveyance Notice        5.14(a)
Conveyance Parcels        5.14(a)
Covered Business        Recitals
Data Room        1.3(c)
Earnout Payments        Exhibit B
Employment Agreements        5.4(h)
Estimated Working Capital        2.5
Exchange Act        4.7(a)
Excluded A/R        Exhibit C
Execution Date        Preamble
Final Adjustment Statement        2.6(e)
Final Allocation        5.3(f)
Financial Statements        3.6(a)
Indemnifying Party        10.4(a)
Interim Balance Sheet        3.6(a)
Lease        3.9(b)
Leased Real Property        3.9(a)
Major Customers        3.21(a)
Major Suppliers        3.21(b)
Notice of Disagreement        2.6(c)
Owned Real Property        3.9(a)
Outside Date        8.1(b)
Owner        Preamble
Owner Group        Preamble
Parent        Preamble
Parent SEC Documents        4.7(a)
Parent Financial Statements        4.7(a)
Parties        Preamble
Party        Preamble
Per Diem Taxes        5.3(b)
Post-Closing Services        Exhibit F
Preliminary Adjustment Statement        2.6(b)
Purchased Tangible Personal Property        3.9(i)
Purchase Price        2.2

Purchase Price Adjustment        2.6(a)
Pre-Closing Insurance Coverage        5.11
Proposed Allocation        5.3(f)
Reconveyance Parcels        5.14(b)
Reconveyance Request        5.14(b)
Remaining Parcels        5.14(a)
Reorganization Transactions        5.12
Reserved Easement        5.14(c)
Retained Employees        5.4(a)
Securities Act        4.7(a)
Seller        Preamble
Seller Employee Participants        5.4(f)
Seller Releasees        9.2(a)
Seller Releasor        9.2(a)
Straddle Period        5.3(b)
Third Party Claim        10.4(a)
Tier II Payment Date        2.4(f)
Tier II Upgrade Payment        2.4(f)
Transferred Employees        5.4(a)

Section I.3Construction.
(a)Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other genders, (iii) the words “include,” “includes” and “including ” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (iv) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s) unless references are to “Business Days,” (vi) the terms “year” and “years” mean and refer to calendar year(s) and (vii) references to dollars or $ refer to United States dollars.
(b)Unless otherwise set forth in this Agreement, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the Execution Date. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.
(c)Whenever this Agreement indicates that the Group Companies or Seller have “made available” or “delivered” any document to Buyer, such statement will mean that such document was made available for viewing in the Donnelley Financial Solutions virtual data room (the “Data Room”) on or before August 1, 2021 and not removed on or prior to the Execution Date.
(d)This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.
Article II

PURCHASE AND SALE
Section II.1Purchase and Sale.
(a)Pursuant to the terms and conditions of this Agreement, at the Closing, Seller will sell, transfer and deliver to Buyer, free and clear of all Liens other than restrictions under applicable securities Laws, and Buyer will purchase and acquire from Seller, all of the Acquired Equity.
(b)The Parties understand and agree that the Excluded Assets shall be retained by the Seller Group, and shall be excluded from the Transactions (and, as applicable, other than as set forth in Section 5.14, transferred out of the Group Companies prior to the Closing pursuant to the Reorganization Transactions), notwithstanding any other provision of this Agreement other than Section 5.14 with respect to the Stanton Property.
Section II.2Purchase Price. Subject to Section 2.6, the aggregate purchase price for the Acquired Equity (the “Purchase Price”) shall be an amount equal to the sum of the following, payable in accordance with Section 2.2(i):
(a)Cash Purchase Price;
(b)plus the Net Working Capital Surplus, if any;
(c)minus the Net Working Capital Deficit, if any;
(d)plus Closing Cash, if any;
(e)minus Excess Company Indebtedness, if any;
(f)plus the Earnout Payments (in accordance with the Earnout Agreement), if any;
(g)plus the Equity Consideration;
(h)plus the Post-Closing Services;
(i)plus the Tier II Upgrade Payment.

Section II.3Reclassification of Common Shares. Without limiting any other provisions in this Agreement, if at any time during the period between the Execution Date and the Closing Date, there are any changes in the outstanding number of Common Shares by reason of any reclassification, recapitalization, stock split (including reverse stock split), subdivision, combination, exchange, or readjustment of shares or similar transaction, or any stock dividend or distribution paid in stock, the Equity Consideration and any other amounts or similarly dependent items related to the Common Shares or Equity Consideration shall be appropriately and equitably adjusted to reflect such change to provide the same economic effect as contemplated by this Agreement prior to such action (and thereafter all references in this Agreement to Common Shares, Equity Consideration, and other similarly dependent items shall be references to such terms, as so adjusted).
Section II.4Payment of Purchase Price and Other Amounts.
(a)At the Closing, the Buyer Parties shall, as applicable:
(i)on behalf of Seller, pay to such account or accounts as Seller specifies to the Buyer Parties pursuant to the Closing Date Financial Certificate, the aggregate amount of the Estimated Company Indebtedness;
(ii)on behalf of Seller, pay to such account or accounts as Seller specifies to the Buyer Parties pursuant to the Closing Date Financial Certificate, the aggregate amount of the Seller Transaction Expenses;
(iii)pay to Seller the Closing Payment, by wire transfer of immediately available funds to the bank account or accounts designated by Seller in writing to the Buyer Parties not less than two Business Days prior to the Closing Date; provided, that the Buyer Parties shall have the option to pay the Estimated Working Capital Surplus component, if any, of the Closing Payment in four equal installments over the four quarters following the Closing; and
(iv)deposit the Adjustment Escrow Amount with the Adjustment Escrow Agent, by wire transfer of immediately available funds, which will be held by the Adjustment Escrow Agent in accordance with the terms of the Adjustment Escrow Agreement to secure the obligations of Seller under Section 2.6.
(b)At the Closing, Parent shall issue and deliver the Equity Consideration to Seller.
(c)At the Closing, the Buyer Parties shall pay and deposit the Special Bonus Amount into a newly-formed, segregated account of the Company identified in the Special Bonus Plan, in accordance with and subject to the terms of the Special Bonus Plan. Following the Closing, the Buyer shall, or shall cause the Company to, pay to Seller any portion of the Special Bonus Amount, if any, payable to Seller pursuant to the terms of the Special Bonus Plan Agreement.

(d)Following the Closing, Buyer and its Affiliates (including the Company) shall provide to Seller and its Affiliates the Post-Closing Services valued at $30,000,000 in the aggregate in accordance with the Services Agreement.
(e)Following the Closing, the applicable Buyer Party(ies) shall pay the Earnout Payments, if any, in accordance with the Earnout Agreement.
(f)Upon the completion of the Tier II Upgrades following the Closing, Buyer shall pay to Seller an amount in cash equal to (i) $12,500,000, minus (ii) all outstanding amounts paid by the Company after the Closing to Louisiana CAT in respect of such Tier II Upgrades (such payment to Seller, the “Tier II Upgrade Payment”); provided, that in the event of any termination by Buyer or any of its Affiliates (including the Company) of all or a portion of the Tier II Upgrades for any reason, Buyer shall pay to Seller as the Tier II Upgrade Payment an amount equal to $6,700,000. Subject to the following sentence, the Tier II Upgrade Payment shall be payable to Seller upon the later of (1) five (5) Business Days following such completion or termination of the Tier II Upgrades and (2) February 18, 2022 (such date, the “Tier II Payment Date”). Notwithstanding the foregoing or anything in this Agreement to the contrary, (x) Buyer shall be entitled to offset the Tier II Upgrade Payment against any Pre-Closing Taxes for which Seller is to indemnify Buyer pursuant to Section 5.3(i) and (y) if the Final TX Determination Date has not occurred as of the Tier II Payment Date (A) the Buyer shall (or shall cause the Company to) hold the amount of the Tier II Upgrade Payment in escrow in a segregated account and not be required to make the Tier II Upgrade Payment prior to the Final TX Determination Date (provided that if prior to the Final TX Determination Date it is finally determined that the potential exposure for which Seller may be required to indemnify Buyer pursuant to Section 5.3(i) is less than the amount of the Tier II Upgrade Payment being held in escrow, then Buyer shall promptly pay such difference to Seller).
Section II.5Closing Date Statements. Not later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer a certificate (the “Closing Date Financial Certificate”), signed by Michael McKie, which sets forth (i) the Company’s estimate of the Net Working Capital (the “Estimated Working Capital”) and the Estimated Working Capital Surplus or the Estimated Working Capital Deficit, as the case may be, (ii) the amount of Estimated Company Indebtedness, listed by each applicable lender, the amount due and wiring instructions for each such applicable lender, and with Release and Termination Agreements attached thereto, and (iii) the amounts comprising the Seller Transaction Expenses, listed by name, amount due and wiring instructions for each such amount.
Section II.6Adjustment to Purchase Price.
(a)The Purchase Price shall be increased or reduced as set forth in Section 2.6(f) hereof. Any increase or decrease in the Purchase Price pursuant to this Section 2.6 shall be referred to as a “Purchase Price Adjustment.”
(b)Within 60 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Preliminary Adjustment Statement”), which sets forth Buyer’s calculation of Closing Cash, Excess Company Indebtedness, Net Working Capital (calculated in accordance with the Working Capital Guidelines) and the Net Working Capital Deficit, if any, or the Net Working Capital Surplus, if any.
(c)Seller shall have a period of 30 days after the date Seller receives the Preliminary Adjustment Statement from Buyer to deliver to Buyer written notice of Seller’s disagreement with any item contained in the Preliminary Adjustment Statement, which notice shall set forth in reasonable detail the basis for such disagreement (a “Notice of Disagreement”). During the 30day period following Seller’s receipt of the Preliminary Adjustment Statement, Buyer shall (i) permit Seller and its accountants to consult with Buyer’s accountants and (ii) provide to Seller and its accountants reasonable access during reasonable hours and under reasonable circumstances to all relevant books and records and any work papers relating to the preparation of the Preliminary Adjustment Statement, in each case as reasonably requested by Seller in connection with Seller’s review of the Preliminary Adjustment Statement. During the 15 days following Buyer’s receipt of a Notice of Disagreement, if any, Buyer and Seller shall seek in good faith to resolve in writing any differences which they have with respect to the matters specified in the Notice of Disagreement, and upon such resolution, the Final Adjustment Statement shall be prepared in accordance with the agreement of Buyer and Seller.
(d)If Buyer and Seller are unable to resolve any disputed items set forth in the Notice of Disagreement within 15 days following Buyer’s receipt of such Notice of Disagreement (or such longer period as Buyer and Seller shall mutually agree in writing), such dispute shall be submitted to, and all unresolved issues having a bearing on such dispute shall be resolved by, (i) Deloitte LLP or (ii) in the event such accounting firm is unable or unwilling to take such assignment, a nationally recognized accounting firm mutually agreed upon by Buyer and Seller or, if Buyer and Seller cannot agree on an accounting firm within 30 days after timely delivery of a Notice of Disagreement (or such longer period as Buyer and Seller shall mutually agree in writing), each of Buyer and Seller shall select a nationally recognized accounting firm and such two accounting firms shall designate a third nationally recognized accounting firm that neither presently is, nor in the past two years has been, engaged by either such Party. Deloitte LLP, the accounting firm so agreed to by Buyer and Seller or the third accounting firm so selected by the two accounting firms is hereinafter referred to as the “Accounting Firm.” Buyer and Seller shall submit to the Accounting Firm for review and resolution all matters (but only such matters) that are set forth in the Notice of Disagreement which remain in dispute. Buyer and Seller shall instruct the Accounting Firm to select one of its partners experienced in purchase price adjustment disputes to make a final determination of, as applicable, Closing Cash, Excess Company Indebtedness, Net Working Capital and the Net Working Capital Deficit, if any, or the Net Working Capital Surplus, if any, based solely on the items that are in dispute as set forth in the Notice of Disagreement. Buyer and Seller shall instruct the Accounting Firm that, in resolving the items in the Notice of Disagreement that are still in dispute and in determining, as applicable, Closing Cash, Excess Company Indebtedness, Net Working Capital and the Net Working Capital Deficit, if any, or the Net Working Capital Surplus, if any, the Accounting Firm shall (A) not assign to any item in dispute a value that is (1) greater than the greatest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand or (2) less than the smallest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand, (B) make its determination based on an independent review (which will be in accordance with the guidelines and procedures set forth in this Agreement) and, if requested by Buyer or Seller, a one (1)-day conference concerning the dispute, at which conference each of Buyer and Seller shall have the right to present their respective positions with respect to the dispute and have present their respective advisors, counsel and accountants, (C) render a final resolution in writing to Buyer and Seller (which final resolution shall be requested by Buyer and Seller to be delivered not more than 30 days following submission of such disputed matters), which shall be final, conclusive and binding on the Parties with respect to Closing Cash, Excess Company Indebtedness, Net Working Capital and the Net Working Capital Deficit, if any, or Net Working Capital Surplus, if any, as applicable, and (D) provide a written report to Buyer and Seller, if requested by either of them, which sets forth in reasonable detail the basis for the Accounting Firm’s final determination. The fees and expenses of the Accounting Firm shall be allocated between Buyer, on the one hand, and Seller, on the other hand, based upon the percentage by which the portion of the contested amount not awarded to each of Buyer and Seller bears to the amount actually contested by such Party. For example, should the items in dispute total an amount equal to $1,000 and should the Accounting Firm award $600 in favor of Seller’s position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by Seller.
(e)The Preliminary Adjustment Statement shall be deemed final for the purposes of this Section 2.6 upon the earliest of (i) Seller’s written acceptance of the Preliminary Adjustment Statement as final, (ii) the failure of Seller to notify Buyer of a dispute within 30 days after Seller receives the Preliminary Adjustment Statement, (iii) the resolution of all disputes, pursuant to Section 2.6(c), by Buyer and Seller and (iv) the resolution of all disputes, pursuant to Section 2.6(d), by the Accounting Firm. The Preliminary Adjustment Statement, as finalized in accordance with this Section 2.6, is referred to herein as the “Final Adjustment Statement.”
(f)Within 10 days following the determination of the Final Adjustment Statement in accordance with Section 2.6(e):
(i)If the Final Adjustment Amount as finally determined pursuant to this Section 2.6 is a negative number, then Buyer shall be entitled to (A) first, recover such amount from the Adjustment Escrow Fund, and (B) second, if the absolute value of the Final Adjustment Amount exceeds the amount in the Adjustment Escrow Fund, offset at the Offset Ratio such Final Adjustment Amount against the amount of Post-Closing Services provided to Seller under the Services Agreement. In accordance with the foregoing clause “(A),” Seller and Buyer shall promptly deliver a joint written instruction to the Adjustment Escrow Agent instructing it to release (A) to Buyer or its designee, from the Adjustment Escrow Fund, an amount equal to the lesser of (i) the absolute value of the Final Adjustment Amount, if any or (ii) the Adjustment Escrow Fund and (B) if an amount remains in the Adjustment Escrow Fund after giving effect to the foregoing clause “(A),” the remaining amount of the Adjustment Escrow Fund to Seller.
(ii)If the Final Adjustment Amount as finally determined pursuant to this Section 2.6 is a positive number, then (A) Seller and Buyer shall promptly deliver a joint written instruction to the Adjustment Escrow Agent instructing it to release the

Adjustment Escrow Fund to Seller, and (B) within 90 days following the determination of the Final Adjustment Statement, Buyer shall also pay to Seller the amount of the Final Adjustment Amount.
(g)All payments required under this Section 2.6 shall be made in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the recipient(s) at least three Business Days prior to the applicable payment date.
(h)Any payments by Buyer or Seller required under this Section 2.6 shall be treated as an adjustment to the Purchase Price for U.S. federal income tax purposes.
Section II.7Withholding. Buyer and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts payable pursuant to or as contemplated by this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld and timely paid to the relevant Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Buyer shall provide Seller written notice of any proposed withholding within five Business Days prior to the Closing Date (other than (i) any withholding required due to Seller’s failure to provide the documentation required under Section 7.2(e), or (ii) in the case of any compensatory payments to current or former employees), and Buyer shall cooperate with Seller upon request in order to reduce or eliminate such withholding.
Article III

REPRESENTATIONS AND WARRANTIES OF SELLER
Subject to the terms, conditions and limitations set forth in this Agreement, Seller hereby represents and warrants to the Buyer Parties as of the Execution Date and the Closing Date, except as set forth in the Schedules (with the understanding and acknowledgement that the Buyer Parties would not have entered into this Agreement without being provided with the representations and warranties set forth in this Article III and that the Buyer Parties is relying on these representations and warranties), as follows:
Section III.1Organization. Each of Seller and the Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Texas, and has the company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified or registered as a foreign company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not, individually or in the aggregate, have a Material Adverse Effect.
Section III.2Authorization. Each of Seller and the Company has the legal right, capacity and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. This Agreement and the other Transaction Documents to which Seller or the Company is or will be a party have been or will be duly authorized, executed and delivered by such Party and, when duly executed by all other parties and delivered by such Party, will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.
Section III.3Capitalization. All of the issued and outstanding equity interests of the Company are beneficially owned by Seller as set forth on Schedule 3.3 and are validly issued, fully paid and nonassessable and have been issued in accordance with applicable Law and preemptive rights. Seller has sole, exclusive and good title to the Acquired Equity. There are no other equity interests of the Company issued or outstanding. There are no subscriptions, options, warrants, calls, contracts, demands, commitments or other agreements requiring the Company to issue, or entitling any Person to acquire, any additional equity interests of the Company or any other equity or debt security of the Company, including any right of conversion or exchange under any outstanding security or other instrument, and the Company is not obligated to issue any additional equity interests or any other securities, including debt securities, for any purpose or reason. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any outstanding equity interests of the Company. All equity interests of the Company have been issued and granted in compliance with all applicable securities Laws and all other applicable Laws. The delivery by Seller of the Acquired Equity at the Closing pursuant to the terms of this Agreement will transfer good and valid title to all of the Acquired Equity, free and clear of any restrictions on transfer or other Liens (other than any transfer restriction under any securities Law).
Section III.4Company Subsidiaries.
(a)Schedule 3.4 sets forth a correct and complete list of the Subsidiaries of the Company as of the date hereof and after giving effect to the Reorganization Transactions, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock or other equity interests, the number and type of its issued and outstanding shares of capital stock or other equity interests and the current ownership of such shares or other equity interests. The Company has no direct or indirect Subsidiaries, other than the Subsidiaries set forth on Schedule 3.4.
(b)Each Company Subsidiary is a corporation, limited partnership, limited liability company or other business entity, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the laws of its respective jurisdiction of formation or organization (as applicable). Each Company Subsidiary is duly qualified or registered as a foreign company to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not, individually or in the aggregate, have a Material Adverse Effect.

(c)All of the outstanding equity securities of the Company Subsidiaries are validly issued, fully paid and nonassessable and have been issued in accordance with applicable Law and preemptive rights and, as of the Closing Date following the Reorganization Transactions, will be owned, directly or indirectly, by the Company, free and clear of all Liens (other than any transfer restriction under any securities Law). There are no subscriptions, options, warrants, calls, Contracts, demands, commitments or other agreements requiring any Company Subsidiary to issue, or entitling any Person to acquire, any additional shares of capital stock or any other equity or debt security of any Company Subsidiary, including any right of conversion or exchange under any outstanding security or other instrument, and no Company Subsidiary is obligated to issue any additional units, shares of capital stock or any other securities, including debt securities, for any purpose or reason. The Company Subsidiaries do not have any outstanding obligation to repurchase, redeem or otherwise acquire any outstanding units or shares of capital stock of any Company Subsidiary. There are no bonds, debentures, notes or other Indebtedness of any Company Subsidiary having the right to vote or consent (or convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which equity interest holders of the Company Subsidiaries may vote.
Section III.5Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement and the other Transaction Documents to which Seller or the Company, as applicable, is or will be a party by Seller or the Company, as applicable, nor the consummation by such Party of the Transactions will (a) conflict with or result in any breach of any provision of the certificate of formation (or other similar governing document), operating agreement or other similar organizational documents of Seller or any Group Company, (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, (c) violate, conflict with or result in a default under, in each case, in any material respect, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which such Party is a party or by which such Party or any of its assets may be bound or (d) violate any Law, order, injunction or decree applicable to Seller or the Group Companies, excluding from the foregoing clauses “(b)” and “(c)” such requirements, which (i) would not be material, individually or in the aggregate, to the Group Companies or (ii) would not prevent or materially restrict or delay the consummation by Seller and the Group Companies of the Transactions.
Section III.6Financial Statements.
(a)The Company has made available to the Buyer Parties copies of (1) the unaudited combined balance sheets of the Group Companies for the fiscal year ended 2020, and the related unaudited combined statements of income of the Group Companies and (2) the unaudited combined balance sheets of the Group Companies as of June 30, 2021 (the “Interim Balance Sheet”), and the related unaudited combined statements of income of the Group Companies for the six-month period ended June 30, 2021 (clauses (1) and (2) collectively referred to as the “Financial Statements”). Each of the Financial Statements (i) has been prepared in accordance with GAAP consistently applied through the periods covered and in accordance with the Company’s historic past practice, and (ii) fairly presents, in all material respects, the financial position and results of operations of the Group Companies as of the respective dates thereof and for the respective periods indicated therein.
(b)The Company maintains a system of internal accounting controls sufficient provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the Financial Statements in conformity with GAAP (consistently applied through the periods covered and in accordance with the Company’s historic past practice) and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There is not, and, since June 30, 2020, has not been, any fraud, whether or not material, that involves or involved the management or other employees of the Group Companies who have or had a significant role in the Group Companies’ internal control over financial reporting. Since June 30, 2020, no significant deficiencies or material weaknesses in the design or operation of the system of internal control over financial reporting of the Group Companies have been identified that would be reasonably likely to adversely affect Seller’s ability to record, process, summarize and report financial information.
Section III.7No Undisclosed Liabilities. Except as set forth in the Financial Statements or on Schedule 3.7, the Group Companies do not have any Liabilities, except for (a) Liabilities incurred since January 1, 2021 in the Ordinary Course, (b) Liabilities incurred since January 1, 2021 pursuant to or in connection with this Agreement or the Transactions, (c) Liabilities set forth on, reflected in, reserved against or disclosed in the most recent balance sheet included in the Financial Statements and (d) Liabilities which would not be material, individually or in the aggregate, to the Company or any of its Subsidiaries.
Section III.8Absence of Certain Changes. Except as set forth on Schedule 3.8, since January 1, 2021 and immediately prior to Closing:
(a)the Group Companies have conducted the Business in all material respects in the Ordinary Course;
(b)there has been no Material Adverse Effect;
(c)there has been no casualty, Loss, damage or destruction (whether or not covered by insurance) of any property that is material to the Group Companies;
(d)there has been no recognition of any union or other labor organization, entry into any collective bargaining agreement, written or oral, or modification of the terms of any such existing, contract or agreement, or any appraisal of or opposition to any union organization campaign;
(e)there has been no (i) increase in the compensation payable, or that will become payable, to any Business Employee or Business Service Provider who received base cash compensation of $50,000 or above (in the aggregate) during calendar year 2020, (ii) grant of any new bonus or severance arrangement to any Business Employee or Business Service Provider with respect to such Person with a base salary of $100,000 or above, or (iii) establishment of any new Employee Benefit Plan;
(f)there has been no delay or postponement of the payment of accounts payable or other Liabilities or waiver, settlement, or compromise of any accounts receivable, debt or other rights outside of the Ordinary Course;
(g)there have been no material business interruptions or Liabilities arising out of, resulting from or related to COVID-19 or COVID-19 Measures;
(h)there has been no material change in the accounting methods or practices of the Group Companies or any change in depreciation or amortization policies or rates theretofore adopted by the Group Companies; and
(i)no Group Company has made, changed or revoked any Tax election, changed any Tax annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled, compromised, conceded or abandoned any material Tax claim or assessment relating to the Company, surrendered any right to claim a refund of any material amount of Taxes, or consented to any extension or waiver of the limitation period applicable to a Tax claim relating to the Company.
Section III.9Real Property and Personal Property.
(a)Schedule 3.9(a) lists (i) all real property owned either (A) in fee simple or (B) as to surface (but not mineral) rights by the Group Companies (together with all buildings, improvements and fixtures located thereon, the “Owned Real Property”) and sets forth the street address of each Owned Real Property and (ii) all real property leased, licensed, occupied, or subleased by the Group Companies (the “Leased Real Property,” and together with the Owned Real Property, the “Company Real Property”), and sets forth the name of the landlord and the street address of each Leased Real Property. The Company Real Property constitutes all of the real property owned or leased and used by the Group Companies in connection with the Business.
(b)Copies of all ALTA land title surveys and all title insurance commitments or policies in respect of the Owned Real Property in Seller’s possession have been made available to the Buyer Parties. Copies of all leases and amendments thereto with respect to the Leased Real Property (individually, a “Lease” and collectively, the “Leases”) in Seller’s possession have been made available to the Buyer Parties.
(c)With respect to each of the Owned Real Property, the Group Company that is the owner thereof has good and valid fee simple title thereto subject only to Permitted Liens.
(d)With respect to each Leased Real Property: (i) the Lease for such Leased Real Property is valid and subsisting, free and clear of any Liens, except for the Permitted Liens; (ii) the Group Companies are not in default (after expiration of applicable notice and cure periods)

under any of the Leases, and there are no arrearages of rent under any of the Leases that would allow any termination thereof and, to the Knowledge of Seller, there does not exist under any Lease any event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder as of the Execution Date on the part of any Group Company; (iii) all Leases are in full force and effect and, to the Knowledge of Seller assuming the due authorization, execution and delivery by any other party thereto, are currently enforceable in all material respects against each Group Company party to such Lease and, to the Knowledge of Seller, as of the Closing will be, if not previously terminated or expired, enforceable in all material respects against the other party thereto in accordance with the express terms thereof, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity; (iv) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default thereunder which has not been replenished to the extent required under such Lease; (v) the Group Companies do not owe any brokerage commissions or finder’s fees with respect to such Lease; and (vi) the Group Companies have not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property (or any portion thereof) that is the subject matter of such Lease.
(e)The Group Companies have not collaterally assigned, mortgaged, or granted any other security interest in any Company Real Property or any interest therein.
(f)No Owned Real Property is subject to any decree or order of any Governmental Entity to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefor (or, to the Knowledge of Seller, threatened or proposed decree or order).
(g)No written notice of violation of any applicable Law or of any covenant, restriction or easement affecting the Company Real Property or any part thereof or with respect to the use or occupancy of the Company Real Property or any part thereof has been received by the Group Companies from any Governmental Entity having jurisdiction over such Company Real Property.
(h)Each of the Company Real Properties has legal access to and from public roads, which access is sufficient for the purposes of the operation of the Business thereon. None of the Group Companies have received written notice that any Company Real Property is in violation of zoning laws.
(i)The Group Companies have good and marketable title to or, in the case of property held under a lease or other Contract, hold pursuant to valid and enforceable leases, all of the tangible personal property reflected in the unaudited balance sheets of the Group Companies as of June 30, 2021, except for assets sold in the Ordinary Course and Excluded Assets (the “Purchased Tangible Personal Property”). None of the Purchased Tangible Personal Property is subject to any Lien other than Permitted Liens. The Group Companies own or hold under valid leases all material machinery, equipment and other tangible personal property (excluding, for the avoidance of doubt, Intellectual Property) necessary for the conduct of their respective business and operations as currently conducted.

(j)Except as set forth in Schedule 3.9(j), each item of the Purchased Tangible Personal Property is usable for its intended purpose in the ordinary course of business consistent with past practice and is (i) ready to deploy, and (ii) well maintained, with no material expenditures necessary to make deployable for each such Purchased Tangible Personal Property’s intended purpose. All inventory is, in all material respects, of a quantity consistent with the quantity levels maintained in the Ordinary Course.
(k)Nothing in this Section 3.9 shall be construed as a representation or warranty regarding any Company Real Property or tangible personal property that is an Excluded Asset.
Section III.10Intellectual Property.
(a)Schedule 3.10(a) sets forth a complete and accurate listing of (i) all patents, patent applications, trademark registrations, trademark applications, domain name registrations, service mark registrations, service mark applications, and copyright registrations and copyright registration applications included in the Company Owned Intellectual Property, including the record owner and the jurisdiction in which each such Company Owned Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed; and (ii) all agreements pursuant to which the Group Companies are licensed to use the Company Licensed Intellectual Property (excluding all agreements for “off-the-shelf” commercially available software programs having an annual license, renewal or assurance fee of less than $50,000 in the aggregate and all Permitted Liens).
(b)The Company Intellectual Property constitutes all of the material Intellectual Property necessary to enable the Group Companies to conduct the Business in the manner in which it is currently being conducted.
(c)Except as would not be material, individually or in the aggregate, to the Company or any of its Subsidiaries: (i) the Group Companies are the exclusive owner of the Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens); (ii) as of the Execution Date, no proceedings, actions, suits, hearings, arbitrations, investigations, charges, complaints, claims, demands or similar actions have been instituted, are pending or, to the Knowledge of Seller, are threatened in writing that challenge the validity, enforceability, use or ownership of any material Company Owned Intellectual Property and (iii) neither the use of any Company Owned Intellectual Property by any of the Group Companies in the conduct of the Business, nor the conduct of the Business, presently infringes, misappropriates or otherwise violates, or, for the past three years, has infringed, misappropriated or otherwise violated, the Intellectual Property of any Person, and, during the past three years, the Group Companies have not received any written charge, complaint, claim, demand or notice alleging such infringement, misappropriation or violation. To the Knowledge of Seller, no Person is infringing, misappropriating or otherwise violating any material item of the Company Owned Intellectual Property.
(d)Except as would not be material, individually or in the aggregate, to the Company or any of its Subsidiaries, the Group Companies are not in breach or default (with or without notice or lapse of time or both) in any material respect in the performance of any term or condition contained in any agreement pursuant to which any Group Company is licensed to use the Company Licensed Intellectual Property.
Section III.11Litigation. Except as provided on Schedule 3.11, (a) there are no Actions pending or, to the Knowledge of Seller, threatened in writing, by any Governmental Entity with respect to Seller or the Group Companies; (b) there are no claims, actions, suits, proceedings, arbitrations or mediations pending or, to the Knowledge of Seller, threatened in writing, against or affecting Seller or the Group Companies, or any of its properties, at Law or in equity; and (c) there are no judgments, orders, awards, injunctions or decrees of any Governmental Entity with respect to Seller or the Group Companies or any of their respective properties.
Section III.12Company Contracts.
(a)Schedule 3.12(a) sets forth a correct and complete list, as of the Execution Date, of the following Contracts currently in effect and to which any Group Company is a party, by which the Group Companies or any property of any thereof is subject, or by which the Group Companies are otherwise bound (the “Company Contracts”) (other than any Employee Benefit Plans):
(i)all Contracts that individually require payments to or from any Group Company in excess of $150,000 on an annual basis;
(ii)all Contracts between any Group Company, on the one hand, and a Major Customer or Major Supplier, on the other hand;
(iii)any Contract for the employment of any Business Employee that is not terminable at-will without notice or liability to any Group Company;
(iv)all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees, Company Indebtedness or other contracts relating to the borrowing of money;
(v)all Leases or other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible) involving an annual commitment or payment of more than $50,000 by any Group Company;
(vi)all Contracts that provide for an increased payment or benefit, or accelerated vesting thereof, to any Business Employee or Business Service Provider, in each case, triggered solely upon the execution of this Agreement or the Closing of the Transactions;
(vii)all joint venture or partnership contracts, cooperative agreements and all other Contracts providing for the sharing of any profits;
(viii)all Contracts between any Group Company, on the one hand, and any member, stockholder, partner, officer, director, manager or employee or Affiliate of the foregoing on the other hand, other than Contracts for the employment or engagement of such Persons entered into in the Ordinary Course and that may be terminated without notice or liability to any Group Company;
(ix)all Contracts for pending, or with respect to agreements entered into in the past three years, completed, dispositions of any assets (or group of related assets) having a value greater than $125,000 in the Ordinary Course; and
(x)all Contracts (A) restricting any Group Company from engaging in or competing with any business or with any Person in any geographic area or during any period of time, (B) providing for exclusivity or any similar requirement, (C) granting “most favored nation” pricing or terms, (D) restricting or purporting to restrict the ability of any Group Company to solicit or hire any person or (E) granting any right of first refusal, right of first negotiation or similar right.
(b)Copies of the Company Contracts, including all amendments and modifications thereto, have been made available to the Buyer Parties.
(c)Except as would not be material, individually or in the aggregate, to the Company or any of its Subsidiaries, all Contracts are in full force and effect and, to the Knowledge of Seller assuming the due authorization, execution and delivery by any other party thereto, are currently enforceable in all material respects against each Group Company party to such Contract and, to the Knowledge of Seller, as of the Closing will be, if not previously terminated or expired, enforceable in all material respects against the other party thereto in accordance with the express terms thereof, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. Except as would not be material, individually or in the aggregate, to the Company or any of its Subsidiaries, there does not exist under any Contract, any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder as of the Execution Date on the part of any Group Company, except as set forth on Schedule 3.12(c). No party to any Contract has given notice that it will exercise any termination rights with respect to such Contract and no party has given notice to the Company or any of its Affiliates of any material dispute with respect thereto, except for such notices as would not be material, individually or in the aggregate, to the Company or any of its Subsidiaries.
Section III.13Tax Returns; Taxes.
(a)All Tax Returns filed or required to have been filed by or on behalf of the Group Companies have been duly and timely filed with the appropriate Tax Authority in all jurisdictions in which such Tax Returns were required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such filed Tax Returns are true, correct and complete in all material respects. All material Taxes shown to be due and owing on such filed Tax Returns or otherwise required to have been paid by or with respect to each of the Group Companies or the Transferred Assets (regardless of whether shown as due on any Tax Return) have been fully and timely paid, except to the extent that such Taxes are being contested in good faith by appropriate proceedings, for which adequate reserves have been established on the Financial Statements in accordance with GAAP.

(b)No written claim has been received by any Group Company from a Tax Authority in a jurisdiction where the Group Companies do not file a Tax Return to the effect that any Group Company is or may be subject to taxation in that jurisdiction, nor, to the Knowledge of Seller, has any Tax Authority threatened to make such an assertion.
(c)All deficiencies asserted or assessments made as a result of any examinations or audits by any Tax Authority with respect to the Group Companies have been fully paid, or each of the Group Companies has made full and adequate provision in its books and records and the Financial Statements for all Taxes which are not due and payable. Each Group Company has made all required estimated Tax payments in amount sufficient to avoid any underpayment penalty. As of the Execution Date, no federal, state, local or foreign Audits, examinations, matters in controversy, proposed adjustments or Actions by any Governmental Entity are presently pending, in progress or threatened with regard to any Taxes or Tax Returns filed by or on behalf of the Group Companies, nor have any such Audits, examinations, matters in controversy, proposed adjustments or Actions been conducted with respect to any Group Company in the two (2) years immediately preceding the date hereof. No Group Company has received from a Governmental Entity any notice indicating an intent to open an audit or other review with respect to any Group Company or any request for information related to Tax matters of or with respect to any Group Company.
(d)None of the Group Companies or any other Person on behalf of the Group Companies has been given or requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, nor been granted or agreed to any extension for the assessment or collection of Taxes, other than extensions with respect to Tax Periods for which the applicable statute of limitations, as so extended, has since expired. No waivers of statutes of limitations have been given or requested with respect to any Taxes of any Group Companies. No power of attorney granted by or with respect to any Group Company relating to Taxes is currently in force.
(e)There are no Liens as a result of any unpaid Taxes (other than Permitted Liens) upon any of the assets of the Group Companies or the Transferred Assets.
(f)None of the Group Companies is a party to any Tax sharing, Tax allocation, Tax indemnity or any similar written or unwritten agreement, arrangement, understanding or practice relating to Taxes other than any such agreement or Contract entered into in the Ordinary Course and not primarily related to Taxes, and no Group Company has Liability or potential Liability for Taxes of another Person under any such agreement, arrangement, understanding or practice, or as a transferee or successor or by operation of law.
(g)The Group Companies have withheld or collected and timely paid to the appropriate Tax Authority (or is properly holding for such timely payment) all Taxes required to have been withheld and complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, including all applicable Laws relating to information reporting and record retention, and paid (other than current Taxes not yet due and payable) in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party. No Person has been treated as an independent contractor of any

Group Company for Tax purposes who should have been treated as an employee for such purposes.
(h)None of the Group Companies (i) is subject to any private letter ruling of the IRS or comparable rulings of any other Governmental Entity; (ii) has ever had a permanent establishment (or other taxable presence) in any country other than the United States; or (iii) has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).
(i)None of the Group Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Sections 355 and 361 of the Code.
(j)Each Group Company is and has been at all times since its formation, properly classified as a disregarded entity for U.S. federal and applicable state income tax purposes.
(k)No Group Company has any Liability for Taxes of any other Person (including predecessor) by operation of Law, Contract, assumption, transferee or successor Liability or otherwise (including by reason of Treasury Regulations Section 1.1502-6 (or any analogous provision of any state, local, or foreign Law)).
(l)The Company is not required to make any adjustments by reason of Treasury Regulations Section 1.1502-36(d).
(m)For purposes of this Section 3.13, any reference to the Group Companies shall be deemed to include any Person (i) that merged with or was liquidated or converted into the Group Companies or (ii) for which any Group Company is a successor under Section 381 of the Code (or under any similar provision of Law).
(n)None of the Group Companies has (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act or any other payroll taxes under the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, or IRS Notice 2020-65, or (ii) claimed any credits received Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) or Section 2301 of the CARES Act.
(o)No Group Company has ever had a permanent establishment or otherwise had an office or fixed place of business, in each case, in a country other than the United States of America.
(p)Each Group Company has collected all sales Taxes, use Taxes, gross receipts Taxes, and any similar Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entities, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(q)No Group Company will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (a) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. Tax law) executed on or prior to the Closing Date by any Group Company, (b) any installment sale or open transaction disposition made on or prior to the Closing Date by any Group Company, (c) any prepaid amount received on or prior to the Closing Date by any Group Company, (d) any change in method of accounting for a taxable period ending on or prior to the Closing Date, or (e) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.
(r)There are no joint ventures, partnerships, limited liability companies, or other arrangements or Contracts to which any Group Company is a party that could be treated as a partnership for United States federal income Tax purposes.
Section III.14Environmental, Health & Safety Matters.
(a)The Group Companies are, and for the past two years have been, in compliance in all material respects with applicable Environmental, Health & Safety Laws, including obtaining, maintaining and complying with all Environmental Permits required to operate the Business. No action or proceeding is pending or, to the Knowledge of Seller, threatened to revoke, modify in any material respect or terminate any material Environmental Permit.
(b)No Group Company has received written notice from any Governmental Entity or other Person that any Group Company is subject to any pending or, to the Knowledge of Seller, threatened material claim or may have any material Liability (i) based upon any provision of any Environmental, Health & Safety Law and arising out of any act or omission of the Group Companies or any of their employees, agents or representatives or (ii) arising out of the ownership, use, control or operation by the Group Companies of any facility, site, area or property from which there was a Release of any Hazardous Substance.
(c)For the past three years, there has been no Release of Hazardous Substances at, on, in, under or from (i) any Company Real Property, (ii) to the Knowledge of Seller, any property formerly owned, operated or leased by any Group Company or (iii) to the Knowledge of Seller, any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of any Group Company, in each case, at concentrations that could reasonably be expected to result in any Group Company incurring material Liabilities under Environmental, Health & Safety Laws.
(d)None of the Group Companies has expressly assumed, or provided an indemnity with respect to, any Liability of any other Person that could result in any Group Company incurring material Liability under Environmental, Health & Safety Laws.
(e)The Group Companies have made available to the Buyer Parties copies of (i) all material environmental assessments, studies, audits, analyses and reports prepared in the last three years relating to any property currently owned, operated or leased by the Group Companies or otherwise in connection with the Business and (ii) all material, non-privileged documents relating to any material and outstanding Liabilities of the Group Companies under Environmental, Health & Safety Laws.
Section III.15Licenses and Permits. Each of the Group Companies owns or possesses all Licenses that are necessary to enable it to carry on the Business as presently conducted, except, in each case, as would not be material, individually or in the aggregate, to the Company or any of its Subsidiaries. No Group Company is in default or violation, and no event has occurred that, with notice or lapse of time, or both, would constitute a default or violation, in any material respect, of any term, condition or provision of any material License, and there are no facts or circumstances that would, individually or in the aggregate, reasonably be expected to form the basis for any such default or violation. No proceeding is pending, or to the Knowledge of Seller, threatened to revoke any material License. The Company has made available copies of all material Licenses (including material Environmental Permits).
Section III.16Employee Benefit Plans.
(a)Schedule 3.16(a) sets forth a true and correct list of each material Employee Benefit Plan. With respect to each material Employee Benefit Plan, Seller has delivered or made available to the Buyer Parties true and correct copies, to the extent applicable, of: (i) the current plan document, including any amendments thereto, or, if unwritten, a summary of such plan, (ii) any current trust, insurance or other funding documents, (iii) the most recent summary plan description, including any material modifications thereto, (iv) the annual report (Form 5500 series) for the three most recent fiscal years, (v) in the case of any plan intended to be qualified under Section 401(a) of the Code or exempt under Section 501(a) or 501(c)(9) of the Code, a copy of the most recent determination (or opinion or advisory) letter, if any, from the Internal Revenue Service, (vi) all discrimination and nondiscrimination testing for the three most recent plan years, and (vii) all non-ordinary course documents and correspondence relating thereto received from or provided to the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity or the plan sponsor of any “multiemployer plan” (as defined in Section 3(37) of ERISA) during the three calendar years preceding the date of this Agreement.
(b)No Employee Benefit Plan is, and no Group Company has any Liability, actual or contingent, and including through a Company ERISA Affiliate, with respect to, (i) any defined benefit pension plan or any plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, (ii) any multiemployer plan (as defined in Section 3(37) of ERISA), or (iii) a plan described in Section 4063 or 4064 of ERISA. No Employee Benefit Plan is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or a “funded welfare plan” within the meaning of Section 419 of the Code. No Employee Benefit Plan provides or undertakes to provide health, life insurance or other welfare benefits to Business Employees or to former employees or contractors of the Group Companies after termination of employment, other than health continuation coverage pursuant to Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or other applicable continuation coverage Laws.

(c)Each Employee Benefit Plan has been maintained and administered in compliance, in all material respects, with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws, whether as a matter of substantive Law or in order to obtain any intended Tax qualification. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion or advisory letter from the Internal Revenue Service on the preapproved plan form of such Employee Benefit Plan on which the sponsor can rely and there are no facts or circumstances that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan. All contributions, distributions, reimbursements, premiums and other payments required to be made with respect to the Employee Benefit Plans have been timely made in accordance with the terms thereof.
(d)No liability under Title IV of ERISA has been or is reasonably expected to be incurred by the Group Companies.
(e)Neither the Group Companies nor any “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) have engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject any of the Group Companies to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or applicable Law.
(f)Each Employee Benefit Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is currently and has at all relevant times been established, operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.
(g)Each Employee Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA currently, and at all applicable times has been, in compliance in all material respects with the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations and guidance issued thereunder (collectively, the “ACA”). No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject any of the Group Companies or any Employee Benefit Plan to any material penalties or excise taxes under Sections 4980D or 4980H of the Code or any other provision of the ACA.
(h)Except as set forth on Schedule 3.16(h), neither the execution and delivery of this Agreement, either alone or in conjunction with another event, nor the consummation of the Transactions contemplated hereby, will: (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount of, any payment or benefit to any Business Employee under any Employee Benefit Plan, (ii) result in the payment of any severance or termination payments or benefits to any Business Employee, (iii) result in a requirement to pay any “gross-up” or similar “make-whole” payments to any Business Employee or to any director or consultant of the Group Companies with respect to any Tax under Sections 409A or 4999 of the Code or (iv) result in the payment of any amount under any Employee Benefit Plan that would not be deductible under Section 280G of the Code or would result in any Tax under Section 4999 of the Code.

(i)There are no existing or, to the Knowledge of Seller, threatened legal proceedings relating to an Employee Benefit Plan, other than routine claims for information or benefits in the ordinary course, and there is no reasonable basis for any such legal proceeding. No Employee Benefit Plan or, to the Knowledge of Seller, any fiduciary thereof is the subject of an audit, investigation or examination by any Governmental Entity with respect to any Employee Benefit Plan.
(j)No Employee Benefit Plan is maintained outside the jurisdiction of the United States primarily for the benefit of any Person residing or working outside the United States.
Section III.17Labor Relationships.
(a)No Group Company is party to any labor or collective bargaining agreements and none of the Group Companies’ employees are represented by a labor organization or group that was either voluntarily recognized or certified by any labor relations board (including the NLRB) or by any other Governmental Entity.
(b)No union, labor organization or group of employees of any of the Group Companies has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened to be brought or filed, with the NLRB or other labor relations tribunal. To the Knowledge of Seller, there is no organizing activity involving the Company or any of its Subsidiaries pending or threatened by any union, labor organization or group of employees of the Group Companies.
(c)No material labor dispute, walk out, strike, hand billing, picketing, or concerted work stoppage involving the employees of any of the Group Companies has occurred, is in progress or, to the Knowledge of Seller, has been threatened in the two (2) years prior to the Execution Date.
(d)Each of the Group Companies (and, solely with respect to the Business Employees, each other affiliate of Seller) is, and has been for the past three years, in material compliance with all Laws relating to the employment of labor, including all such Laws relating to wages (including minimum wage and overtime), hours of work, child labor, discrimination, civil rights, withholdings and deductions, classification and payment of employees, independent contractors, and consultants, equal employment opportunity, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, occupational health and safety, workers’ compensation, and immigration. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to any of the Group Companies within the ninety (90) days prior to Closing, including as a result of COVID-19 or any Law, governmental authorization, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.
(e)None of the Group Companies has incurred, and no circumstances exist under which any of the Group Companies would reasonably be expected to incur, any Liability arising from the failure to pay wages (including overtime wages).

(f)To the Knowledge of Seller, each of the Group Companies has reasonably investigated (to the extent reasonable) all employment discrimination and sexual harassment allegations of, or against, the Group Companies or any employee, officer or director of any of the Group Companies. None of the Group Companies has incurred, and no circumstances exist under which any of the Group Companies would reasonably be expected to incur, any material Liability arising from such allegations.
(g)Except as set forth on Schedule 3.17(g), the job duties of each of the Business Employees is fully dedicated to the Covered Business, and there are no employees of Seller or any of its Affiliates (other than the Group Companies) whose job duties relate to the Covered Business.
Section III.18Certain Fees. The Buyer Parties shall not, directly or indirectly, be obligated to pay or bear (e.g., by virtue of any payment by or obligation of Seller or the Group Companies at or at any time after the Closing) any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based on arrangements made by or on behalf of Seller, the Group Companies or any of their respective Affiliates.
Section III.19Insurance Policies. Schedule 3.19 contains a correct and complete list of all insurance policies and bonds carried by or for the benefit of any of the Group Companies as of the Execution Date (other than any such policies relating to an Employee Benefit Plan). All insurance policies and bonds with respect to the Business and the assets of the Group Companies are in full force and effect (including with respect to any premium or other payments due under such insurance policies) as they apply to any matter, action or event relating to any of the Group Companies occurring through the Closing Date, except where failure would not be material, individually or in the aggregate, to the Company or any of its Subsidiaries.
Section III.20Compliance with Applicable Law. Each Group Company is, and has been for the past three years, in compliance with all applicable Laws applicable to the Group Companies and the Business, and no Group Company has received any notice of violation of any such Law. For the past three years, no Group Company has received any communication from any Governmental Entity with respect to the Business regarding any actual or potential, material violation of, or failure to comply with, any Law. To the Knowledge of Seller, no fact or circumstance exists that would be reasonably expected to give rise to a material claim by any Governmental Entity based on any Group Company’s failure to comply with any Law.
Section III.21Major Customers and Suppliers.
(a)Schedule 3.21(a) sets forth an accurate and complete list of each current or former customer of any Group Company which generated in the aggregate more than $1,000,000 in collections and accounts receivable since July 1, 2020 (the “Major Customers”), together with the amount of such collections and accounts receivable generated by each Major Customer during such period.

(b)Schedule 3.21(b) sets forth an accurate and complete list of each current or former supplier of goods or services to any Group Company collectively paid in the aggregate more than $250,000 since July 1, 2020 or that is a sole source supplier of any Group Company (collectively, the “Major Suppliers”), together with the amount paid to each Major Supplier during such period.
(c)Since January 1, 2021, no Major Customer or Major Supplier has terminated its relationship with any Group Company or materially reduced or changed pricing terms in a manner that would be material to any Group Company. No Group Company is engaged in any material dispute with any Major Customer or Major Supplier and, to the Knowledge of Seller, no Major Customer or Major Supplier intends to (i) terminate, limit or reduce its business relations with any Group Company or (ii) materially reduce or change the pricing or other terms of its business with any Group Company.
Section III.22Material Non-Public Information. Seller understands and acknowledges that Seller is in possession of information about Parent and its securities, which may include material non-public information. Seller acknowledges that it has not requested Parent to disclose any material or potentially material non-public information relating to Parent or its securities other than as represented and warranted in this Agreement, and Parent has not done so. Seller agrees that Parent shall not be obligated to disclose any material non-public information it may have other than as represented and warranted in this Agreement, or have any liability with respect to such non-disclosure. Seller hereby waives any claim, or potential claim, it has or may have against Parent relating to or arising out of any failure of Parent or any of its Affiliates to disclose material non-public information in connection with the Transactions other than as represented and warranted in this Agreement.
Section III.23No Other Representations or Warranties. The Buyer Parties and their respective representatives have not made any representation, warranty or other inducement to Seller or the Company other than the representations and warranties made by the Buyer Parties in Article IV or in any other instruments or agreements to be delivered by the Buyer Parties as contemplated by this Agreement, and Seller and the Company are not relying on any representation, warranty or other inducement to enter into this Agreement, other than as set forth in Article IV. Seller and the Company hereby acknowledge that the Buyer Parties are relying on the truth and accuracy of this statement, and the other representations and warranties of Seller set forth in this Article III.
Article IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES
Subject to the terms, conditions and limitations set forth in this Agreement, the Buyer Parties hereby represent and warrant to Seller and the Company as of the Execution Date and the Closing Date (with the understanding and acknowledgement that Seller and the Company would not have entered into this Agreement without being provided with the representations and warranties set forth in this Article IV and that Seller and the Company are relying on these representations and warranties), as follows:

Section IV.1Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.
Section IV.2Authorization. Each of the Buyer Parties has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, and to perform its obligations hereunder and thereunder and to consummate the Transactions. This Agreement and the other Transaction Documents to which either Buyer Party is or will be a party have been or will be duly authorized, executed and delivered by such Buyer Party, and this Agreement and the other Transaction Documents constitute or shall constitute, as the case may be, when duly executed by all other Parties thereto and delivered by such Buyer Party, the legal, valid and binding obligations of such Buyer Party, enforceable against such Buyer Party in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.
Section IV.3Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement and the other Transaction Documents nor the consummation of the Transactions will (a) conflict with or result in any breach of any provision of the certificate of incorporation, bylaws, or other similar organizational documents of either Buyer Party; (b) except for (i) the filing of any required applications, filings and notices, as applicable, with the New York Stock Exchange and the Securities and Exchange Commission and (ii) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of Common Shares pursuant to this Agreement and the approval of the listing of such Common Shares on the New York Stock Exchange, require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity; (c) violate, conflict with or result in a default under, in each case, in any material respect, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which such Buyer Party is a party or by which such Buyer Party or any of its assets may be bound; or (d) violate any Law, order, injunction or decree applicable to such Buyer Party, excluding from the foregoing clause “(b),” such requirements (i) which would not prevent or materially restrict or delay the consummation by such Buyer Party of the Transactions or (ii) which become applicable as a result of any acts or omissions by, or the status of or any facts pertaining to, Seller or the Group Companies.
Section IV.4Litigation. There is no claim, action, suit, proceeding or governmental investigation pending or, to the Knowledge of Buyer, threatened against Buyer, by or before any Governmental Entity or by any third party which challenges the validity of this Agreement or the other Transaction Documents or which would be reasonably likely to prevent or materially restrict or delay Buyer’s ability to consummate the Transactions. There is no claim, action, suit, proceeding or governmental investigation pending or, to the Knowledge of Parent, threatened against Parent, by or before any Governmental Entity or by any third party which challenges the validity of this Agreement or the other Transaction Documents or which would be reasonably likely to prevent or materially restrict or delay Parent’s ability to consummate the Transactions.
Section IV.5Capital Structure of Parent.
(a)The capitalization of Parent immediately prior to Closing consists of the following:
(i)Parent has an authorized total of 500,000,000 Common Shares, 215,750,192 of which are issued and outstanding or allocated for issuance, and an authorized total of 50,000,000 preferred shares, par value $0.01, zero (0) of which are issued and outstanding or allocated for issuance. The outstanding shares have been duly authorized and validly issued in compliance with applicable laws, and are fully paid and nonassessable.
(ii)Parent has four types of stock-based compensation under its equity award plans: (A) restricted stock awards, (B) restricted stock units, (C) non-qualified stock options and (D) performance-based restricted stock units. Parent has approximately 14,116,703 Common Shares reserved and available for grant under such equity award plans.
(b)Except as provided for in the Transaction Documents, as a result of the consummation of the Transactions, no shares of capital stock, options or other securities of Parent are issuable and no rights in connection with any shares, options or other securities of Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise) that have not been otherwise waived prior to Closing.
(c)Except as contemplated by this Agreement, as disclosed in the Parent SEC Documents and for equity awards made pursuant to plans described in the Parent SEC Documents, there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Parent to issue or sell any equity interests of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
(d)Parent does not have any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in Parent on any matter.
Section IV.6Equity Consideration. The Equity Consideration, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued in compliance in all material respects with all applicable Laws, and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent; (b) conflict with or result in a violation or breach of any provision of any Law or order of any Governmental Entity applicable to Parent; or (c) conflict with or result in a violation or breach of, or default under any Contract to which Parent is a party. When issued as provided in this Agreement, the Equity Consideration and will be fully paid and nonassessable, will not be subject to pre-emptive rights of any other security holder of Parent and will effectively vest in the recipient title to all such securities, free and clear of all Liens (other than Liens (i) arising pursuant to applicable securities Laws, (ii) arising pursuant to or described in the organizational documents of Parent, (iii) arising pursuant to the Registration Rights Agreement) or (iv) arising pursuant to the Second Amended and Restated Stockholders’ Agreement, dated as of October 31, 2019, among Keane Group, Inc. and holders of stock of Keane Group, Inc..
Section IV.7SEC Documents; Financial Statements.
(a)Parent has timely filed or furnished all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be so filed or furnished by it with the SEC since June 30, 2020 (collectively, the “Parent SEC Documents”). The Parent SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Parent Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished Parent SEC Document filed or furnished prior to the Execution Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (ii) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended (the “Securities Act”), as applicable, (iii) in the case of the Parent Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and subject, in the case of interim financial statements, to normal year-end adjustments, and (iv) in the case of the Parent Financial Statements, fairly present in all material respects the consolidated financial condition, results of operations, and cash flows of Buyer as of the dates and for the periods indicated therein.
(b)There were no liabilities or obligations of Parent or any of its wholly owned subsidiaries (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Parent or in the notes thereto prepared in accordance with GAAP, other than liabilities or obligations to the extent (i) (A) reflected or reserved against in the consolidated balance sheet of Parent as of March 31, 2021 or (B) readily apparent in the notes thereto, in each case included in the Parent SEC Documents, (ii) liabilities or obligations incurred in the ordinary course of business since March 31, 2021, (iii) for fees and expenses incurred in connection with the Transactions or

(iv) liabilities or obligations which would not be reasonably likely to prevent or materially restrict or delay Parent’s ability to consummate the Transactions.
Section IV.8Internal Controls; Listing Exchange.
(a)Buyer maintains and has maintained effective internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) or required by Rule 13a-15 under the Exchange Act. Since June 30, 2020, there have not been any material weaknesses in Buyer’s internal control over financial reporting.
(b)Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, such disclosure controls and procedures are designed to provide reasonable assurance that all material information required to be disclosed by Parent in the reports it files or submits to the SEC under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure.
(c)Since March 31, 2021, (i) Parent has not been advised by its independent auditors of (A) any material weakness in the design or operation of internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls, and (ii) there have been no changes in internal controls that has materially affected, or is reasonably likely to materially affect, internal controls.
(d)Parent and, to the Knowledge of Parent, each of Parent’s directors or officers, in their capacities as such, are in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.
(e)The Common Shares are listed on the New York Stock Exchange, and Parent has not received any notice of delisting. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Entity, or of the New York Stock Exchange, preventing or suspending trading in any securities of Parent has been issued, and no proceedings for such purpose are, to the Knowledge of Parent, pending, contemplated or threatened.
Section IV.9No Other Representations or Warranties. The Company and Seller and their representatives have not made any representation, warranty or other inducement to the Buyer Parties other than the representations and warranties made by Seller and the Company in Article III, and the Buyer Parties are not relying on any representation, warranty or other inducement to enter into this Agreement, other than as set forth in Article III. The Buyer Parties hereby acknowledges that the Company and Seller are relying on the truth and accuracy of this statement, and the other representations and warranties of the Buyer Parties set forth in this Article IV.

Section IV.10Purchase for Investment.
(a)Buyer is acquiring the Acquired Equity solely for investment for its own account and not with the view to, or for resale in connection with, any “distribution” (as such term is used in Section 2(11) of the Securities Act) thereof. Buyer understands that the Acquired Equity has not been registered under the Securities Act or any state or foreign securities laws by reason of specified exemptions therefrom that depend upon, among other things, the bona fide nature of its investment intent as expressed herein and as explicitly acknowledged hereby and that under such laws and applicable regulations such securities may not be resold without registration under the Securities Act or under applicable state or foreign law unless an applicable exemption from registration is available.
(b)Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.
Section IV.11Certain Fees. Simmons Energy (a division of Piper Sandler & Co.) has served as the investment banker for Parent in connection with the Transactions, and any fee or commission owed to it in connection with the Transactions will be borne by Parent or its Affiliates. Neither the Group Companies nor the Seller shall be directly or indirectly obligated to pay or bear (e.g., by virtue of any payment by or obligation of any of Parent, Buyer or any of their respective Affiliates at or at any time after the Closing) any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based on arrangements made by or on behalf of Parent, Buyer or any of their respective Affiliates.
Article V

COVENANTS
Section V.1Conduct of Seller and the Group Companies. During the period from the Execution Date until the earlier of the Closing Date and the date this Agreement is terminated pursuant to Article IX, except (1) as required by applicable Law, (2) as expressly contemplated by this Agreement, (3) as expressly consented to in writing by Buyer, (4) in connection with the Reorganization Transactions or (5) as set forth on Schedule 5.1, Seller shall, and shall cause the Group Companies to, operate the Business in the Ordinary Course. Without limiting the generality of the preceding sentence During the period from the Execution Date until the earlier of the Closing Date and the date this Agreement is terminated pursuant to Article IX, except (1) as required by applicable Law, (2) as expressly contemplated by this Agreement, (3) as expressly consented to in writing by Buyer, (4) in connection with the Reorganization Transactions or (5) as set forth on Schedule 5.1, Seller shall not (with respect to the Business), and shall cause the Group Companies not to, take any of the following actions:
(a)transfer, sell, hypothecate, encumber or otherwise dispose of any of the Transferred Assets, except as required under any Company Contracts, and except for sales of equipment and inventory in the Ordinary Course;

(b)fail to maintain all Licenses required for ownership and operation of the Transferred Assets in full force and effect in all material respects, including filing with the appropriate Governmental Entity any applications necessary for renewal of such Licenses;
(c)authorize or incur capital expenditures other than in the Ordinary Course;
(d)terminate, cancel, extend or materially amend or modify any Company Contract other than in the Ordinary Course;
(e)amend the organizational documents of the Group Companies;
(f)(i) split, combine, subdivide or reclassify the Acquired Equity, (ii) redeem or repurchase any of the Acquired Equity or any outstanding options, warrants or rights of any kind to acquire any Acquired Equity or any outstanding securities that are convertible into or exchangeable for any of the Acquired Equity or (iii) declare, set aside or pay any dividend or other distribution, other than in cash, in respect of the Acquired Equity;
(g)(i) materially increase the compensation or benefits payable (or to become payable) to any Business Employee or Business Service Provider, other than in connection with the promotion of such Business Employee or Business Service Provider to fill open job positions in the Ordinary Course, (ii) grant any bonus, severance or termination pay, retention, change in control or other transaction-related compensation or benefits to any Business Employee or Business Service Provider (other than any such amounts that will be borne and payable solely by the Seller Group), (iii) terminate (other than for “cause”) the employment or service of any Business Employee or Business Service Provider with an annual base salary of $150,000 or above, (iv) grant any equity awards to any Business Employee or Business Service Provider, (v) extend offers of employment to, or hire any individual (such that such individual would be a Business Employee or Business Service Provider) with an annual base salary of $150,000 or above, or with a title of director or executive, (vi) accelerate the vesting or payment of compensation or benefits under any Employee Benefit Plan, or (vii) adopt, establish, enter into, terminate, or amend in any material respect any Employee Benefit Plan (other than offer letters or employment agreements entered into in the Ordinary Course), in each case, except as permitted by the existing terms of an existing Employee Benefit Plan in effect on the Execution Date;
(h)engage in any employee layoffs that would trigger the WARN Act; and
(i)enter into any agreement with respect to any of the foregoing.
Section V.2Conduct of the Buyer Parties. Except (1) as required by applicable Law, (2) as expressly contemplated by this Agreement, or (3) as expressly consented to in writing by Seller, between the Execution Date and the Closing Date, Parent shall not (and shall not permit any of its Subsidiaries to):
(a)(i) repurchase, redeem or otherwise acquire any equity securities of Parent for less than fair market value or (ii) declare, set aside or pay any dividend or other distribution payable in cash, equity securities, property, rights or otherwise with respect to any equity securities of Parent; provided, that nothing in this Section 5.2(a) will prevent acquiring shares for any net share settlement or for tax withholding pursuant to Parent’s existing equity plans or award agreements;
(b)take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Transactions; or
(c)agree or commit to do any of the foregoing.
Section V.3Tax Matters.
(a)Tax Returns. Following the Closing, the Seller shall prepare or cause to be prepared and file or cause to be filed, at the expense of Seller, all Tax Returns for the Group Companies for all Tax Periods ending on or prior to the Closing Date that are required to be filed after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with the past practices of the Group Companies, except as otherwise required by applicable Tax Law or changes in facts. Seller shall permit Buyer to review and comment on such Tax Returns (together, with schedules, statements and, to the extent requested by Buyer, supporting documentation) at least 30 days prior to the due date for filing (including extensions) of such Tax Returns and shall revise such Tax Returns to reflect any reasonable comments made by Buyer prior to the filing of such Tax Returns. Buyer shall promptly reimburse Seller for (i) Taxes due on such Tax Returns to the extent, if any, that such Taxes are included in the final calculation of Indebtedness or Net Working Capital and (ii) accruals for such Taxes included in the final calculation of Indebtedness or Net Working Capital to the extent that such accruals exceeded the actual Taxes paid on such Tax Returns (determined independently for each such Tax Return to the extent possible). If any such Tax Return must be signed by Buyer, any Affiliate thereof or the Group Companies (or any representative of the foregoing), Seller will provide Buyer with a copy of such Tax Return reasonably in advance of the due date thereof and Buyer agrees that it will, or will cause such other parties to, cooperate fully and punctually in signing such Tax Return in order to permit the timely filing of such Tax Return. Following the Closing, Buyer shall prepare or cause to be prepared and file or cause to be filed, at the expense of Buyer, all Tax Returns for the Group Companies for all Straddle Periods. Such Tax Returns shall be prepared in a manner consistent with the past practices of the Group Companies, except as otherwise required by applicable Tax Law or changes in facts. Buyer shall permit Seller to review and comment on such Tax Returns (together, with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 30 days prior to the due date for filing (including extensions) of such Tax Returns and shall revise such Tax Returns to reflect any reasonable comments made by Seller prior to the filing of such Tax Returns, but only to the extent the failure to include such comments could reasonably be expected to increase the Liability of the Seller for Taxes pursuant to this Agreement. Any amended Tax Return of the Group Companies or claim for Tax refund on behalf of the Group Companies for any Pre-Closing Tax Period shall be filed, or caused to be filed, only by Seller.

(b)Straddle Period. Taxes for any Tax Period of the Group Companies that includes but does not end on the Closing Date (each such period, a “Straddle Period”) shall be allocated for all purposes of this Agreement (i) to the Pre-Closing Tax Period for the portion of the Straddle Period up to and including the close of business on the Closing Date and (ii) to the Post-Closing Tax Period for the portion of the Straddle Period subsequent to the Closing Date. For that purpose, (A) real, personal and intangible property Taxes and any other Taxes levied on an annual or other periodic basis (“Per Diem Taxes”) of the Group Companies for a Straddle Period shall be allocated between the periods described in clauses “(i)” and “(ii)” of the preceding sentence on a per diem basis based on the number of days during the Straddle Period ending with and including the Closing Date and number of days during the Straddle Period commencing on the day after the Closing Date and (B) Taxes that are not Per Diem Taxes, including any transactional Taxes such as Taxes based on sales or revenue, of the Group Companies for a Straddle Period shall be allocated between the periods described in clauses “(i)” and “(ii)” of the preceding sentence as if such Tax Period ended as of the close of business on the Closing Date. For purposes of clause “(B)” of the preceding sentence, any allocation of gross or net income or deductions or other items required to determine any Taxes attributable to such a Straddle Period shall be made by means of a closing of the books and records of the Group Companies as of the close of the Closing Date, provided, that exemptions, allowances and deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.
(c)Transfer Taxes. Any and all Transfer Taxes shall be borne 100% by Buyer. If required by applicable Tax Law, Seller will join in the execution of any Tax Returns with respect to Transfer Taxes or fees, and Buyer shall promptly reimburse Seller for any Transfer Taxes that Seller is required to pay or otherwise bear.
(d)Cooperation. Buyer, the Group Companies and Seller and their respective Affiliates shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 5.3, any Audit, litigation or other proceeding with respect to Taxes, and other Tax matters addressed by this Section 5.3. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax matters and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Group Companies shall retain all books and records with respect to Tax matters pertinent to the Group Companies relating to any Tax Periods commencing on or before the Closing Date and shall abide by all record retention agreements entered into with any Tax Authority, and shall give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records prior to the expiration of the applicable statute of limitations for that Tax Period, and, if Seller so requests, the Group Companies shall allow Seller to take possession of such books and records rather than destroying or discarding such books and records.
(e)Dispute Resolution. Any dispute, controversy, or claim between Buyer, on the one hand, and Seller, on the other hand, arising out of or relating to the provisions of this

Agreement that relates to Taxes that cannot be resolved by good faith negotiations between Buyer and Seller shall be submitted to the Accounting Firm for resolution. The Accounting Firm shall control the proceedings related to the dispute resolution and may request such evidence and information as it deems necessary; provided that in the event of any dispute governed by this Section 5.3(e), neither Buyer nor Seller shall have any ex-parte communications with the Accounting Firm. The Accounting Firm shall determine (it being understood that in making such determination, the Accounting Firm shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Buyer and Seller and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of any Tax, fee, deduction or other amount in dispute which, absent manifest error, shall be conclusive and binding on Buyer, Seller and their respective Affiliates. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such items claimed by either Party or less than the smallest value for such items claimed by either Party. The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by Buyer and Seller, based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm. For example, should the items in dispute total an amount equal to $1,000 and should the Accounting Firm award $600 in favor of Seller’s position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by Seller.
(f)Allocation Statement. Within thirty (30) calendar days after the determination of the Final Adjustment Statement, Seller will prepare an allocation statement allocating the Purchase Price, as adjusted for federal income Tax purposes, including any other amounts treated as consideration for federal income tax purposes (the “Aggregate Consideration”) among the assets of the Group Companies and the Transferred Assets for U.S. federal and applicable state income Tax purposes in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Proposed Allocation”). For purposes of this Section 5.3(f) and notwithstanding any provision of this Agreement to the contrary, the Parties agree that the Earnout Payments, the Post-Closing Services, and the Tier II Upgrade Payment are each properly allocable to, and will in fact be allocated to, the goodwill of the Group Companies to the greatest extent permissible under applicable income Tax Law. Within fifteen (15) calendar days after the receipt of the Proposed Allocation, Buyer will propose any changes or will indicate its concurrence therewith. If Buyer does not agree with the Proposed Allocation, then Buyer and Seller shall attempt in good faith to reach agreement on the allocation of the Aggregate Consideration in a manner consistent with applicable income Tax Law. If Buyer and Seller cannot reach agreement on such allocation within fifteen (15) calendar days after Buyer’s receipt of the Proposed Allocation, then the Accounting Firm shall determine the allocation under the procedures for resolving disputes as set forth in Section 5.3(e). The allocation of the Purchase Price among the assets of the Group Companies, as agreed to by Buyer and Seller or as finally determined by the Accounting Firm, as the case may be, shall be binding on all Parties (the “Final Allocation”). Buyer and Seller shall, and shall cause each applicable Affiliate to: (i) file all Tax Returns for income Taxes consistent with the Final Allocation, including preparing Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), if required, unless otherwise required pursuant to a “determination” within the meaning of Section

1313(a) of the Code; (ii) promptly inform each other of any challenge by any Tax Authority to the Final Allocation; and (iii) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any challenge to the Final Allocation.
(g)Certain Refunds and Other Tax Benefits. Any Tax refunds that are received by Buyer or the Group Companies that relate to a Pre-Closing Tax Period of the Group Companies shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within 15 days after receipt thereof, but only to the extent that the Tax to which such refund relates was taken into account in determining the Final Adjustment Statement. For the avoidance of doubt, Seller shall not be entitled to any Tax refunds or credits to the extent such refund or credit was treated as an asset on the Final Adjustment Statement.
(h)Tax Sharing Agreements, Etc. The Group Companies shall cause any Tax allocation, Tax sharing agreements, or any other similar agreements to which any Group Company is a party to be terminated (other than any customary agreements the primary subject of which is not Taxes).
(i)Seller’s Indemnification for Taxes. Seller agrees to indemnify Buyer for any Pre-Closing Taxes (except to the extent that such Taxes were included in the calculation of the final Indebtedness or Net Working Capital), and satisfaction of any such indemnification obligation shall be in accordance with the terms set forth on Schedule 1.1-P. From and after Closing, Buyer shall have the right to control the negotiation and settlement of any Pre-Closing Taxes; provided, that (A) without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer and its Affiliates (including the Group Companies) shall not enter into or propose any settlement with respect to the Pre-Closing Taxes, (B) Buyer shall keep Seller reasonably apprised of the status of, and provide Seller the opportunity, at Seller’s cost and expense, to reasonably participate in and consult with Buyer with respect to, such negotiation and settlement and (C) Buyer shall, and shall cause the Group Companies to, diligently pursue such settlement in the same manner and with the same standard of care used by Buyer and its Affiliates in the audit and settlement of similar Taxes of Buyer and its Affiliates. .
Section V.4Employee Benefits.
(a)Prior to the Closing, Seller shall have transferred (i) the employees (and all Liabilities related thereto, including any accrued, unused paid time off) listed on Schedule 5.4(a)(i), each of whom was employed by a Group Company and does not primarily provide services to the Covered Business (the “Retained Employees”), to Seller or its Affiliates (other than the Group Companies); and (ii) the employees (and all Liabilities related thereto, including for accrued but unused paid time off) listed on Schedule 5.4(a)(ii), each of whom was employed by Seller or one of its Affiliates (other than the Group Companies) and primarily provides services to the Covered Business (the “Transferred Employees”) to a Group Company. Following the Closing, the Buyer Parties or the Group Companies shall pay the Special Bonuses (as defined in the Special Bonus Plan) to employees and individual service providers of the Group Companies over time pursuant to and subject to the terms of the Special Bonus Plan, which bonuses shall be incremental to any retention amounts (including the

Additional Bonuses) that any such employees and service providers receive from the Buyer Parties.
(b)The Buyer Parties shall pay the Additional Bonuses to the individuals, having the values, terms and conditions and on the timeline set forth on Schedule 5.4(b).
(c)Except as otherwise provided in the Employment Agreements, until the first anniversary of the Closing Date, the Buyer Parties shall, or shall cause the Group Companies to, provide each Business Employee who continues to be employed by the Group Companies or the Buyer Parties and their Affiliates following the Closing Date with (i) base compensation that is no less favorable than that provided to such Business Employee immediately prior to the Closing Date, provided, however, that the Buyer Parties may reduce total compensation for Business Employees at the same time and by the same percentage as total compensation is reduced from time to time for other similarly situated employees of the Buyer Parties and their Affiliates, (ii) a target annual bonus and commission opportunity that, in each case, are no less favorable than those provided to each such Business Employee immediately prior to the Closing Date, and (iii) employee benefits (other than any equity-based plans) that are either (x) substantially comparable in the aggregate to those provided to each Business Employee immediately prior to the Closing Date or (y) no less favorable than those provided to similarly situated employees of the Buyer Parties and their Affiliates.
(d)The Buyer Parties shall, or shall cause the Group Companies to, take all actions required so that the Business Employees receive service credit for purposes of eligibility to participate and vesting, and (for vacation and severance benefits only) for purposes of benefit accruals, under any benefit or compensation plans, programs, arrangements and agreements sponsored by Buyer, Parent or any of its Affiliates (including the Group Companies) following the Closing (excluding any equity-based plans) that are made available to any Business Employee. To the extent that Buyer, Parent or any of the Group Companies modify any coverage or benefit plans under which the Business Employees participate in the plan year in which the Closing Date occurs, the Buyer Parties shall use commercially reasonable efforts to waive or cause to be waived any applicable waiting periods, pre-existing conditions or actively-at-work requirements and, in the case of any group health plan, shall use commercially reasonable efforts to give such Business Employees credit under the new coverages or benefit plans for deductibles, co-payments and out-of-pocket payments that have been paid during the plan year in which such coverage or plan modification occurs. The Buyer Parties shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation § 54.4980B-9.
(e)The Buyer Parties shall, or shall cause the applicable Group Company to, continue to reimburse the costs for continued health insurance coverage for Roger Sikes for the 18-month period following the Closing Date; provided, that the aggregate costs of such continued health insurance coverage that the Buyer Parties shall be required to reimburse pursuant to this Section 5.4(e) shall not exceed the cost of satisfying the continuation coverage requirements of Section 601 et seq. of ERISA or Section 4980B of the Code or similar state law with respect to such Owner for such 18-month period.

(f)Following the date hereof, Seller intends to seek and obtain the consent of the applicable third party insurers under those Employee Benefit Plans providing for health and welfare benefits (including any cafeteria plans) (the “Applicable Benefit Plans”) to allow for the provision of the services by the Group Companies described in this Section 5.4(f). To the extent requested by Seller, Buyer shall reasonably cooperate with Seller in obtaining such consents, at Seller’s sole cost and expense. Subject to obtaining the requisite consent of the applicable third party insurer and compliance with all applicable Laws, from the Closing Date (or such later date on which the applicable consent is received) through December 31, 2021 (the “Benefits Transition Period”), the Buyer Parties shall cause the Group Companies to allow the Retained Employees and any other employees of any member of the Seller Group following the Closing (and, in each case, their eligible dependents) (collectively the “Seller Employee Participants”) during the Benefits Transition Period to continue actively participating in the Applicable Benefits Plans on the same terms and conditions as they are permitted to participate as of the Closing Date. With respect to the Group Companies’ provision of the services described in the immediately preceding sentence, Seller shall, in all cases, reimburse the Group Companies for any and all actual incremental costs and expenses incurred by the Group Companies with respect thereto, including, without duplication, in the case of any fully insured plan, Seller shall reimburse the Group Companies for the actual third-party insurance premium costs (less any portion of such costs that are paid by the applicable Seller Employee Participant) associated with such continued participation in such Employee Benefit Plans during the Benefits Transition Period, and, in the case of any self-funded plan, Seller shall pay to the Group Companies the COBRA equivalent rate with respect to such coverages.
(g)Nothing contained in this Section 5.4 (whether express or implied) shall (i) create or confer any rights, remedies or claims upon any employee or individual service provider of the Group Companies, (ii) be considered or deemed to establish, amend, or modify any Employee Benefit Plan or any employee benefit plan of the Buyer Parties or their Affiliates, or (iii) confer any rights or benefits (including any third-party beneficiary rights) on any Person, other than the Parties to this Agreement.
(h)Contemporaneously with the execution and delivery of this Agreement, the Employment Agreements listed on Schedule 5.4(h) (the “Employment Agreements”) have been executed and delivered by the parties thereto, each of which shall become effective on the Closing Date.
Section V.5Confidentiality Agreement. As of the Closing Date, the Confidentiality Agreement shall be terminated and have no further force or effect.
Section V.6Restrictive Covenants.
(a)Non-competition. During the period commencing on the Closing Date until the 3-year anniversary of the Closing Date, without the express, prior written consent of Buyer, Seller, each member of the Owner Group and their respective Affiliates agree not to, directly or indirectly, including as partner, member, stockholder or investor or in any other capacity, own, control, manage, operate or participate in, a business providing the services included in the Covered Business; provided, that the foregoing shall not restrict any member of the Owner

Group or their respective Affiliates from conducting any of the activities described in this Section 5.6(a) if such Person is acting on behalf of any Buyer Party or its Affiliates.
(b)Non-solicitation of Customers. During the period commencing on the Closing Date until the 3-year anniversary of the Closing Date, Seller, each member of the Owner Group and their respective Affiliates agree not to, directly or indirectly, (i) solicit or attempt to solicit, any business from any Person who was a customer of the Group Companies as of the Execution Date or at any time during the one-year period prior to the Execution Date, including actively sought prospective customers, for purposes of providing products or services that are competitive with the Covered Business or (ii) provide to any such customer or prospective customer products or services that are competitive with the Covered Business; provided, that the foregoing shall not restrict any member of the Owner Group or their respective Affiliates from conducting any of the activities described in this Section 5.6(b) if such Person is acting on behalf of any Buyer Party or its Affiliates.
(c)Non-solicitation of Employees. During the period commencing on the Closing Date until the 2-year anniversary of the Closing Date, Seller, each member of the Owner Group and their respective Affiliates agree not to, without the prior written consent of Buyer, directly or indirectly, hire, recruit, or solicit or attempt to hire, recruit, or solicit, any person who was an employee of the Group Companies on the Execution Date, it being understood that contacts with individuals as part of, or following their response to, generalized searches for employment shall not constitute conduct in violation of this provision; provided, that the foregoing shall not restrict Seller, each member of the Owner Group or their respective Affiliates from hiring, recruiting, or soliciting (i) any such employee of the Group Companies who was terminated by such Group Company (or Buyer or another Affiliate thereof) in connection with a termination of ten (10) or more such employees within a 30-day period, in each case following the Closing Date and prior to any such hiring, recruiting, or soliciting or (ii) the individuals set forth on Schedule 5.6(c).
(d)Confidentiality. During the period commencing on the Closing Date until the 5year anniversary of the Closing Date, Seller, each member of the Owner Group and their respective Affiliates shall treat all confidential and proprietary information concerning the Group Companies or the Business, including as may be contained in any documents or information furnished to the Buyer Parties in connection with this Agreement or the Transactions (together, “Confidential Information”) as confidential and refrain from using any Confidential Information. In the event that Seller, a member of the Owner Group or any of their respective Affiliates or representatives is requested or required pursuant to a written or oral question or request for information or documents in any Action to disclose any Confidential Information by judicial or administrative process or by other requirements of any applicable Law, Seller or a member of the Owner Group, as applicable, will notify Buyer promptly of the request or requirement, so Buyer may (at its sole expense) seek an appropriate protective order. If, in the absence of a protective order, Seller, such member of the Owner Group or such Affiliate is, on the advice of counsel, required or compelled to disclose any such Confidential Information by judicial or administration process or by other requirements of any applicable Law, Seller, such member of the Owner Group or such Affiliate may disclose such Confidential Information to the extent so required to be disclosed, without liability hereunder; provided, however, that Seller, such member of the Owner Group or such Affiliate shall reasonably cooperate (at Buyer’s sole expense) with Buyer’s efforts (if any) to obtain a protective order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed. Confidential Information does not include (i) information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of Seller, any member of the Owner Group or any of their respective Affiliates or representatives in breach of this Agreement or (ii) information solely related to the Excluded Assets or Seller’s retained business.
(e)Seller, each member of the Owner Group and the Buyer Parties agree that the terms of the covenants in this Section 5.6 are fair and reasonable with respect to its duration, geographical area and scope, are necessary to accomplish the full transfer of the goodwill and other intangible assets contemplated hereby, and were a material and necessary inducement for the Buyer Parties to agree to the transactions herein contemplated. In the event that any provision contained in Section 5.6 shall be determined by any court of competent jurisdiction or any Governmental Entity to be unenforceable for any reason whatsoever (including in relation to duration or the scope of the activities covered thereby), then the Parties agree that the court should redefine such covenant so as to comply with applicable Law, it being specifically agreed by the Parties that it is each of their continuing desire that each covenant in this Section 5.6 be enforced to the full extent of its terms and conditions.
(f)For purposes of this Section 5.6, “Covered Business” shall exclude the processing, handling, transporting and delivery of wet sand or field gas, and any other activities incidental thereto.
Section V.7R&W Policy. Any Party shall have the right to obtain a R&W Policy in connection with the Transactions. If any Party obtains a R&W Policy, the R&W Policy shall provide that the insurers thereunder may not seek to or enforce any subrogation rights it might have against the other Parties (except in the case of Fraud by the other Parties), which provision shall not be amended by the obtaining Party following the Closing in a manner that would adversely affect the rights or obligations of such other Parties hereunder or thereunder without the prior written consent of such other Parties. The cost of any R&W Policy shall be borne by the Party obtaining such R&W Policy.
Section V.8Access to Information.
(a)At least three (3) Business Days prior to Closing, in connection with Parent’s issuance of the Equity Consideration to Seller, Seller and its Affiliates shall cooperate with Parent and Parent’s transfer agent and shall provide all documentation and information required to open an account for Seller with Parent’s transfer agent in order to facilitate the issuance of the Equity Consideration to Seller at Closing.
(b)Following the Execution Date, in connection with the Buyer Parties’ filing obligations under applicable securities Laws, Seller and its Affiliates shall cooperate with the Buyer Parties and shall, to the extent not made available to the Buyer Parties as of Closing (if not required in accordance with this Agreement), (i) give the Buyer Parties and their respective authorized representatives reasonable access to the books, records, work papers, offices and other facilities and properties of the Group Companies, (ii) permit the Buyer Parties to make such inspections thereof as the Buyer Parties may reasonably request and (iii) cause the officers of each of the Group Companies to furnish the Buyer Parties with such financial and operations data and other information as the Buyer Parties may reasonably request; provided, however, that any such investigation shall be conducted during normal business hours under the supervision of the applicable personnel of Seller or its Affiliates and in such a manner as to not interfere unreasonably with the operations of the Seller and such Affiliates. Neither Seller nor the Group Companies shall be under any obligation to disclose to the Buyer Parties (A) any information the disclosure of which is restricted by Contract or Law, (B) any information that, in the reasonable judgment of Seller, would result in the disclosure of any of Seller’s or its Affiliates’ trade secrets or competitively sensitive information or (C) any information that consists of accounting workpapers or that may adversely affect the attorney-client privilege of Seller or its Affiliates, as the case may be; provided, however, that Seller and its Affiliates shall use commercially reasonable efforts to provide appropriate substitute arrangements in circumstances where this sentence applies.
(c)Following the Execution Date, the Parties shall cooperate with each other reasonably and in good faith, and in a timely manner, in connection with all matters set forth on Schedule 3.11, by providing access to all such information and people as may be reasonably requested by any Party with respect to such matters.
Section V.9Excluded Liabilities and Assumed Liabilities. From and after the Closing, Seller or another member of the Seller Group will remain responsible for payment, performance and discharge, when due, of all Excluded Liabilities at its sole cost and expense. To the extent the Buyer Indemnified Parties incur any Losses in connection with the Excluded Liabilities, Seller shall indemnify such Buyer Indemnified Parties in accordance with Section 10.2. From and after the Closing, Buyer or its applicable Affiliate(s) (including the Group Companies) will remain responsible for payment, performance and discharge, when due, of all Assumed Liabilities at its sole cost and expense. To the extent the Seller Indemnified Parties incur any Losses in connection with the Assumed Liabilities, Buyer shall indemnify such Seller Indemnified Parties in accordance with Section 10.3.
Section V.10Misallocated Assets and Liabilities; Payments.
(a)If, within twelve (12) months following the Closing, any Party discovers that Buyer or any of its Subsidiaries (including, after the Closing, the Group Companies) owns or receives any right, property, asset or Liability that constituted Excluded Assets or Excluded Liabilities as of the Closing Date, or that any right, property, asset or Liability that has been transferred by Seller to Buyer or any of its Subsidiaries (including, after the Closing, the Group Companies) were Excluded Assets or Excluded Liabilities, then any such right, property, asset or Liability shall be deemed to have been held in trust by Buyer or any of its Subsidiaries (including, after the Closing, the Group Companies) following Closing for Seller, and Buyer shall, and shall cause its Subsidiaries (including, after the Closing, the Group Companies) to, promptly transfer, assign and convey such rights, property, assets or Liabilities to Seller (or another member of the Seller Group as designated by Seller) without any consideration therefor.
(b)If, within twelve (12) months following the Closing, any Party discovers that any Transferred Asset or Assumed Liability was not transferred to Buyer (or one of its Subsidiaries or a Group Company) as part of the consummation of the Transactions, then any such right, property, asset or Liability shall be deemed to have been held in trust by Seller following the Closing for the benefit of the Buyer Parties, and Seller shall, and shall cause the applicable Affiliate to, promptly transfer, assign and convey such Transferred Asset or Assumed Liability, as applicable, to Buyer or any of its Subsidiaries (including any Group Company) as directed by Buyer without additional consideration therefor.
(c)Notwithstanding the foregoing and anything to the contrary in this Agreement, the Parties understand and agree that it is intended that the Excluded Assets and Excluded Liabilities are not intended to, and shall not, be transferred to the Buyer Parties or any of their respective Affiliates (including, after the Closing, the Group Companies) and Seller shall retain such rights, properties, assets and Liabilities.
(d)Each member of the Seller Group, as applicable, shall promptly pay or deliver to the Company or the Company’s designees any monies or checks that have been sent to such member of the Seller Group after the Closing Date by customers, suppliers or other contracting parties of the Company, any other Group Company or the Business, as applicable, if such monies or checks are in respect of Transferred Assets.
(e)Buyer shall, or shall cause the applicable Group Company to, promptly (and, with respect to the Excluded A/R, within five (5) Business Days following receipt thereof) pay or deliver to Seller or its designees any monies or checks that have been sent to the Company, any member of the Group Companies or their respective Affiliates after the Closing Date by customers, suppliers or other contracting parties, if such monies or checks are in respect of Excluded Assets.
Section V.11Insurance Policies. Seller acknowledges and agrees that, effective upon the Closing, each member of the Group Companies shall continue to have the right to pursue coverage under the Insurance Policies, for claims arising out of pre-Closing acts or events, to the full extent of the coverage provided under such Insurance Policies (the “Pre-Closing Insurance Coverage”) in accordance with this Section 5.11. To the extent that any claim arising out of any act, omission, occurrence, fact or circumstance existing or occurring on or prior to the Closing Date is made against a Group Company (other than with respect to any Excluded Assets or Excluded Liabilities or to the extent that Seller is otherwise required to indemnify pursuant to Section 10.2), and the Pre-Closing Insurance Coverage by its terms applies to such claim, upon written notice from Buyer, Seller shall make a claim under the applicable Insurance Policy for potential payment in accordance with, and subject to the terms and conditions thereof (including all deductibles, retentions and similar limits). Seller shall reasonably cooperate with Buyer, upon written request of Buyer or the Company, in submitting and/or pursuing such claims on behalf of the Group Companies; provided that the Group Companies shall be responsible for providing all information reasonably necessary to enable Seller to make and process such claim and shall otherwise cooperate with Seller in connection therewith. Seller shall remit to Buyer the net proceeds that Seller realizes with respect to any claim tendered under this Section 5.11.
Section V.12Reorganization Transactions. Prior to the Closing, Seller shall take, or shall cause its applicable Affiliate to take, the actions set forth on Schedule 5.12 in accordance with the terms herein and therein (such transactions set forth on Schedule 5.12, collectively, the “Reorganization Transactions”).
Section V.13Release of Liens. Seller shall undertake to obtain the release of all Liens (other than Permitted Liens) outstanding against the Group Companies or their respective assets prior to the Closing. To the extent any of such Liens are not released as of the Closing Date, either through the Release and Termination Agreements or through other lien releases, Seller will indemnify the Buyer Indemnified Parties and the Group Companies for any Losses incurred following the Closing as a result of such unreleased Liens.
Section V.14Stanton Property.
(a)Prior to Closing, Seller may provide to Buyer written notice (the “Conveyance Notice”) of Seller’s intent to convey to Seller or an assignee of Seller, that portion of the Stanton Property which constitutes the Excluded Real Property and is not used by the Company for its office, shop and yard or man camp, in a single tract or multiple parcels, as Seller may designate in its discretion (the “Conveyance Parcels”). The Conveyance Notice shall include an ALTA land title survey, certified, and reasonably acceptable, to Buyer (among others whom Seller may choose), of the proposed Conveyance Parcels and the remaining portions thereof that Alamo RP Holdings, LLC shall retain (the “Remaining Parcels”). Each of the Conveyance Parcels and Remaining Parcels shall, upon conveyance thereof, be separate legal tax parcels in accordance with applicable Law and, for purposes of clarification, none of the Conveyance Parcels shall include any portion of the Stanton Property that is used in the Ordinary Course.
(b)If Seller fails to deliver the Conveyance Notice, then within ninety (90) days after Closing, Seller may, by written notice to Buyer (the “Reconveyance Request”), request that Buyer reconvey to Seller that portion of the Stanton Property constituting the Excluded Real Property in a single tract or multiple parcels as Seller may designate in its discretion (the “Reconveyance Parcels”). The Reconveyance Request shall include an ALTA land title survey, certified to Buyer (among others whom Seller may choose), of the proposed Reconveyance Parcels and the Remaining Parcels. Each of the Reconveyance Parcels and Remaining Parcels shall, upon conveyance thereof, be separate legal tax parcels in accordance with applicable Law, and for purposes of clarification, none of the Reconveyance Parcels shall include any portion of the Stanton Property that is used in the Ordinary Course. Subject to satisfaction of the conditions under this Section 5.14(b) and otherwise subject to Buyer’s approval of the final legal description of the Reconveyance Parcels and Remaining Parcels, Buyer agrees to convey the Reconveyance Parcels to Seller on or before the date that is thirty (30) days after the date of the Reconveyance Request via special warranty deed in customary form reasonably acceptable to Seller and Buyer, free and clear of all Liens (it being understood that Buyer shall not be responsible for any title or Lien issues in existence prior to the Closing Date).

(c)The Company, Alamo RP Holdings, LLC or, in conjunction with the special warranty deed, Buyer will reserve a nonexclusive access and utilities easement, the location of which will be subject to the mutual approval of Buyer and Seller, for the benefit of the Remaining Parcels over the Conveyance Parcels or Reconveyance Parcels, as applicable, in an easement area to be depicted upon the ALTA survey set forth in the Conveyance Notice or Reconveyance Request, as applicable (the “Reserved Easement”). The Reserved Easement shall provide that Buyer shall have a period of twelve (12) months after the date of Closing during which to commence development and installation of an approximately thirty (30) foot wide access road and/or utilities in compliance with any easements or encumbrances currently affecting the Stanton Property and which will not unreasonably hinder or interfere with the rights of Seller or Seller’s assignee to install utilities or access over and across the Reserved Easement; provided that, if Buyer does not commence development and installation during such twelve (12) month period, then Buyer’s undeveloped rights relating to the Reserved Easement will terminate.
(d)Upon closing of the reconveyance, (i) the Parties shall prorate taxes and any other income or expense applicable to the Reconveyance Parcels in a similar manner as the same were prorated at Closing, (ii) Buyer and Seller shall share evenly the cost of the ALTA survey, and (iii) Buyer shall pay all other costs and expenses incurred by the parties in connection with the reconveyance, other than Seller’s attorneys’ fees. Seller shall have the right to access the Reconveyance Parcels and Remaining Parcels until the earlier to occur of the expiration of the ninety (90) day period and the actual delivery of the Reconveyance Request solely for the purpose of surveying the Reconveyance Parcels and Remaining Parcels, and Seller shall be responsible for, and shall indemnify and hold Buyer harmless from any and all losses, costs, or liabilities arising out of the exercise by Seller (or its agents, representatives or contractors) of its access rights under this sentence. If Seller does not deliver the Reconveyance Request within ninety (90) days after Closing, Seller shall be deemed to have irrevocably waived its right to tender the Reconveyance Request or cause the reconveyance to Seller of the Reconveyance Parcels.
Section V.15Third-Party Consents. Prior to the Closing, Buyer shall use its commercially reasonable efforts to cooperate with Seller in obtaining the third-party consents to be delivered by Seller under Section 7.2(k), including, if requested by the applicable third party, providing a guarantee of the performance of the Company’s obligations under the applicable Contract that is subject to such third-party consent. Notwithstanding anything herein to the contrary, it is understood that, unless otherwise waived in writing by Buyer, Seller shall be required to obtain the third-party consent under the NetSuite License Agreement prior to Closing.
Article VI

CONDITIONS TO CLOSING
Section VI.1Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, written waiver by the Buyer Parties and the Seller) of the following condition:

(a)No Governmental Entity of competent jurisdiction shall have (i) enacted, promulgated or issued any applicable Law permanently making consummation of the Transactions illegal or (ii) issued a final and non-appealable judgment permanently enjoining the Transactions.
Section VI.2Other Conditions to the Obligations of the Buyer Parties. The obligation of the Buyer Parties to consummate the Transactions is subject to the satisfaction (or written waiver by the Buyer Parties) of each of the following conditions:
(a)(i) The Seller Fundamental Representations shall be true and correct in all respects as of the Closing Date, as if made on and as of the Closing Date, except those Seller Fundamental Representations that are made as of a particular date, which were true and correct as of such date, in each case, except for de minimis inaccuracies; and (ii) other than with respect to the Seller Fundamental Representations, the representations and warranties of the Seller contained in Article III (disregarding all qualifications and exceptions contained therein relating to materiality, including references to “Material Adverse Effect”) shall be true and correct as of the Closing Date, as if made on and as of the Closing Date, except for (A) breaches of such representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (B) those representations and warranties that are made as of a particular date, which, subject to the foregoing clause (A), were true and correct as of such date.
(b)Seller shall have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.
(c)From the Execution Date through the Closing Date, there shall not have arisen or occurred, and there shall not exist, any Material Adverse Effect.
(d)The Reorganization Transactions shall have occurred.
(e)The Buyer Parties shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller, on behalf of Seller certifying that each of the conditions set forth in Section 6.2(a), Section 6.2(b), and Section 6.2(c) has been satisfied, or waived by the Buyer Parties, as of the Closing Date.
(f)Seller shall have delivered, or shall have caused to be delivered, as applicable, to the Buyer Parties the documents and agreements set forth in Section 7.2.
Section VI.3Other Conditions to the Obligations of Seller. The obligation of Seller to consummate the Transactions is subject to the satisfaction (or written waiver by Seller) of each of the following conditions:
(a)(i) The Buyer Fundamental Representations shall be true and correct in all respects as of the Closing Date, as if made on and as of the Closing Date, except those Buyer Fundamental Representations that are made as of a particular date, which were true and correct as of such date, in each case, except for de minimis inaccuracies; and (ii) other than with respect to the Buyer Fundamental Representations, the representations and warranties of the Buyer Parties contained in Article IV shall be true and correct in all material respects as of the Closing Date, as if made on and as of the Closing Date, except for those representations and warranties that are made as of a particular date, which were true and correct in all material respects as of such date.
(b)The Buyer Parties shall have performed and complied in all material respects with the agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing.
(c)Seller shall have received certificates, dated the Closing Date and signed by a duly authorized officer of each of the Buyer Parties, stating on behalf of the applicable Buyer Party that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) has been satisfied, or waived by Seller, as of the Closing Date.
(d)The Buyer Parties shall have delivered to Seller the documents and agreements set forth in Section 7.3.
Section VI.4Frustration of Conditions. No Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to use the efforts required pursuant to this Agreement to cause the Closing to occur.
Article VII

CLOSING
Section VII.1Closing. Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”) shall occur on August 31, 2021 or such other date as the Seller and the Buyer Parties may mutually agree in writing; provided that if all of the conditions to Closing set forth in Section 6.1, Section 6.2 and Section 6.3 (other than those conditions that by their nature can only be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions at that time) have not been satisfied or validly waived by such date (the “Condition Satisfaction”), then the Closing shall occur on the third (3rd) Business Day following the occurrence of the Condition Satisfaction. Subject to the provisions of Article VIII, the failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 7.1 shall not result in the termination of this Agreement and shall not relieve any Party of any obligation under this Agreement. The date of the Closing shall be referred to herein as the “Closing Date.” The Closing shall take place electronically via the exchange of documents and signatures at 7:45 a.m. Houston, Texas time, or at such other place or at such other time as Seller and Buyer may agree in writing.
Section VII.2Deliveries by Seller. At or prior to the Closing, Seller will deliver or cause to be delivered to the Buyer Parties (unless delivered previously) the following:

(a)the certificates (if certificated) for the Acquired Equity, together with a duly executed assignment from Seller, evidencing the transfer to Buyer of the beneficial and record ownership of the Acquired Equity, effective immediately upon the Closing;
(b)the Adjustment Escrow Agreement executed by Seller;
(c)the Special Bonus Plan executed by Seller, the Company and the Alamo Designee (as defined in the Special Bonus Plan);
(d)the Earnout Agreement executed by Seller;
(e)a certificate executed by Seller, dated as of the Closing Date and prepared in accordance with Treasury Regulations section 1.1445-2(b), establishing that Seller is not a “foreign person” for purposes of section 1445 of the Code; provided, that if Seller is classified as a disregarded entity for U.S. federal income tax purposes, the documentation required by this Section 7.2(e) shall be given by Seller’s regarded owner or owners, as applicable;
(f)the resignations, effective as of the Closing Date, of the directors and officers of the Group Companies set forth on Schedule 7.2(f);
(g)the Services Agreement executed by Seller and the Company;
(h)the Release and Termination Agreements;
(i)the Registration Rights Agreement executed by Seller;
(j)a duly executed non-imputation affidavit in the form attached hereto as Exhibit K, and any other document or certificate reasonably required by the applicable title company in order to issue a non-imputation endorsement with respect to each Owned Real Property; and
(k)subject to Section 5.15, duly executed third-party consents, in form and substances reasonably satisfactory to Buyer, with respect to the matters listed in Schedule 7.2(k).
Section VII.3Deliveries by the Buyer Parties. At the Closing, the Buyer Parties will deliver or cause to be delivered to Seller the following:
(a)the Closing Payment to be paid at the Closing and such other amounts to be paid at Closing by Buyer pursuant to Section 2.2(i), paid and delivered in accordance with such Section;
(b)the Adjustment Escrow Agreement executed by Buyer;
(c)the Special Bonus Plan executed by Buyer and the NexTier Designee (as defined in the Special Bonus Plan);
(d)the Earnout Agreement executed by Buyer;

(e)the Services Agreement executed by Buyer;
(f)the Registration Rights Agreement executed by Parent; and
(g)evidence in form and substance reasonably satisfactory to Seller of irrevocable instructions to the Parent’s transfer agent (and any other actions reasonably required by Parent or such transfer agent) to issue the Equity Consideration to Seller at Closing.
Article VIII

TERMINATION
Section VIII.1Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:
(a)by mutual written consent of Seller and the Buyer Parties;
(b)by either Seller or Buyer if the Closing shall not have occurred on or before September 30, 2021 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure or whose Affiliate’s failure to perform any covenant or obligation under this Agreement has been the cause of or has resulted in the failure of the transactions contemplated by this Agreement to occur on or before the Outside Date;
(c)by Seller, if (i) all of the conditions to Closing set forth in Section 6.1 and Section 6.2 were satisfied or waived as of the date the Closing Date should have occurred pursuant to the terms of this Agreement, (ii) Seller has notified the Buyer Parties that it is ready, willing and able to consummate the Transactions, and (iii) the Buyer Parties fail to complete the Closing within three (3) Business Days after the delivery of the notification by Seller referred to in clause (ii) above; or
(d)by Buyer, if (i) all of the conditions to Closing set forth in Section 6.1 and Section 6.3 were satisfied or waived as of the date the Closing Date should have occurred pursuant to the terms of this Agreement, (ii) Buyer has notified Seller that the Buyer Parties are ready, willing and able to consummate the Transactions, and (iii) Seller fails to complete the Closing within three (3) Business Days after the delivery of the notification by Buyer referred to in clause (ii) above.
Section VIII.2Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement shall terminate; provided that (a) the termination of this Agreement shall not relieve any Party from liability for any Fraud or willful and intentional breach of this Agreement, and (b) the following provisions shall survive the termination: Section 5.5, this Section 8.2, Article XI and any such terms as set forth in this Agreement that are necessary to give context to any of the foregoing surviving Sections. Notwithstanding anything to the contrary in this Agreement, if an award of damages is sought against the Buyer Parties for any alleged breach of this Agreement by the Buyer Parties occurring prior to the Closing (including any failure of the Buyer Parties to consummate the Transactions if and when required under Article VI and Article VII), any such award of damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by Seller and the Company, which benefit of the bargain (i.e., expectancy damages) shall be recoverable by Seller and the Company, as applicable. Notwithstanding anything to the contrary in this Agreement, if an award of damages is sought against Seller for any alleged breach of this Agreement by Seller occurring prior to the Closing (including any failure of Seller to consummate the Transactions if and when required under Article VI and Article VII), any such award of damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by the Buyer Parties, which benefit of the bargain (i.e., expectancy damages) shall be recoverable by the Buyer Parties, as applicable.
Article IX

SURVIVAL; RELEASE; WAIVER
Section IX.1Survival. All representations, warranties, covenants and agreements contained in this Agreement or any other agreement delivered pursuant to this Agreement will not survive beyond the Closing such that, except with respect to Non-Released Claims, no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto, and there will be no liability in respect thereof, whether such liability has accrued prior to, on or after the Closing. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. No Person is asserting, and no Person or Party is relying on, the truth or accuracy of any factual statements contained in any representation and warranty not set forth in this Agreement; rather the Parties have agreed that should any representations and warranties of any Party prove inaccurate, the other Party shall have the specific remedies herein specified as the exclusive remedy therefor. Except with respect to Non-Released Claims and as otherwise provided in Section 11.11, the rights and remedies under this Section 9.1 are exclusive and in lieu of any and all other rights and remedies that Seller may have against the Buyer Parties, or that the Buyer Parties may have against Seller under this Agreement or otherwise with respect to any Group Company, the Acquired Equity, the Equity Consideration or any breach of any representation or warranty or any failure to perform any covenant or agreement set forth in this Agreement; provided, however, that the Buyer Parties may have certain rights and remedies with respect to the insurer of a R&W Policy, if any, obtained in accordance with Section 5.7. Except with respect to Non-Released Claims, the remedies expressly provided in this Agreement shall constitute the sole and exclusive basis for and means of recourse between Seller, on the one hand, and the Buyer Parties, on the other hand, with respect to the Transactions.
Section IX.2Release; Waiver.
(a)Parent, on its own behalf and on behalf of its controlled Affiliates (including, after the Closing, the Group Companies), and any of its and their respective officers, directors,

managers, employees, agents, representatives, successors and permitted assigns (including Parent, each, a “Buyer Releasor”) on the one hand, and Seller, on its own behalf and on behalf of its controlled Affiliates (including, prior to the Closing, the Group Companies), and any of its and their respective officers, directors, managers, employees, agents, representatives, successors and permitted assigns (including Seller, each, a “Seller Releasor”), on the other hand, acknowledge and agree that, from and after the Closing, to the fullest extent permitted under applicable Law, except with respect to Non-Released Claims, any and all rights, claims and causes of action it may have against any Group Company (prior to Closing), Seller and its past, present or future officers, managers, directors, stockholders, partners, members, Affiliates, employees, counsel and agents (collectively, the “Seller Releasees”), on the one hand, and the Group Companies (after the Closing), Parent and each of their respective past, present or future officers, managers, directors, stockholders, partners, members, Affiliates, employees, counsel and agents (collectively, the “Buyer Releasees”) relating to the business conducted by any Group Company, the operations of any Group Company, or their respective businesses or relating to the subject matter of this Agreement, the Acquired Equity or the Equity Consideration, whether arising under, or based upon, any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law, and including with respect to the Comprehensive Environmental Response, Compensation and Liability Act or any other Environmental, Health & Safety Law) are hereby irrevocably waived by the Buyer Releasors and the Seller Releasors, as applicable; provided, that the Parties acknowledge and agree that this Section 9.2 does not apply to and shall not constitute a release of any rights or obligations to the extent arising under any provision of this Agreement that survives the Closing. Furthermore, without limiting the generality of this Section 9.2, except with respect to Non-Released Claims, no claim will be brought or maintained by, or on behalf of, any Buyer Releasor (including, after the Closing, the Group Companies) or Seller Releasor against any of the Seller Releasees or Buyer Releasees, as applicable, and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties or covenants of Seller, the Buyer Parties, the Group Companies or any other Person set forth or contained in this Agreement or as a result of any of the Transactions. Parent, on its own behalf and on behalf of each Buyer Releasor, on the one hand, and Seller, on its own behalf and on behalf of each Seller Releasor, on the other hand, acknowledge and agree that the Buyer Releasors and Seller Releasors may not avoid such limitation on liability by (i) seeking damages for breach of contract, tort or pursuant to any other theory of liability (including with respect to the Comprehensive Environmental Response, Compensation and Liability Act or any other Environmental, Health & Safety Law), all of which are hereby waived or (ii) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties, covenants or agreements contained in this Agreement. The Parties acknowledge and agree that the limits imposed on the Buyer Releasors’ and Seller Releasors’ remedies with respect to this Agreement and the Transactions were bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid by the Buyer Parties and Seller hereunder. All losses, liabilities and damages incurred or suffered by the Company or its

Affiliates (other than Seller) with respect to any Non-Released Claim will be deemed to have been incurred or suffered by the Buyer Parties or their respective Affiliates.
(b)THE BUYER PARTIES, ON THEIR OWN BEHALF AND ON BEHALF OF EACH BUYER RELEASOR, AND SELLER, ON ITS OWN BEHALF AND ON BEHALF OF EACH SELLER RELEASOR, EXPRESSLY AND IRREVOCABLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE OR COMMON LAW PRINCIPLES WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS, OTHER THAN WITH RESPECT TO NON-RELEASED CLAIMS. PARENT, ON ITS OWN BEHALF AND ON BEHALF OF EACH BUYER RELEASOR, AND SELLER, ON ITS OWN BEHALF AND ON BEHALF OF EACH SELLER RELEASOR, ACKNOWLEDGES THAT IT UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF ANY STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. PARENT, ON BEHALF OF THE BUYER WAIVING PARTIES, AND SELLER, ON BEHALF OF THE SELLER WAIVING PARTIES, ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.
(c)Notwithstanding anything to the contrary anywhere in this Agreement, nothing in this Section 9.2 shall release the Parties from their respective indemnification obligations set forth in Article X.
Section IX.3Satisfaction of Seller Indemnification Obligations. Notwithstanding anything to the contrary herein, any liability of Seller or its Affiliates for indemnification obligations under this Agreement shall be satisfied first by way of a reduction at the Offset Ratio of the value of future Post-Closing Services that the Buyer Parties are obligated to provide to Seller pursuant to the Services Agreement as of such time, if any.
Article X

INDEMNIFICATION
Section X.1Survival of Non-Released Claims. All post-Closing covenants and agreements of the Parties contained in this Agreement shall survive the Closing until satisfied pursuant to their terms. There shall be no survival limitations with respect to any other matters identified in this Article X.
Section X.2Indemnification Obligations of Seller.
(a)Subject to the provisions of this Article X, from and after the Closing, Seller shall indemnify and hold harmless, and shall compensate and reimburse, each of the Buyer Indemnified Parties from, against and in respect of any and all Losses which are directly or indirectly suffered or incurred by them at any time, or to which any of the Buyer Indemnified Parties may otherwise directly or indirectly become subject at any time (regardless of whether or not such Losses relate to any third party claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

(i)any Excluded Asset or Excluded Liability;
(ii)Seller’s indemnification obligations with respect to Pre-Closing Taxes, as set forth in Section 5.3(i); and
(iii)post-Closing covenants and agreements of Seller contained in this Agreement.
Section X.3Indemnification Obligations of the Buyer Parties. The Buyer Parties shall indemnify and hold harmless each of the Seller Indemnified Parties from, against and in respect of any and all Losses arising out of:
(a)any Transferred Asset or Assumed Liability;
(b)Specified Indebtedness; and
(c)post-Closing covenants and agreements of Buyer contained in this Agreement.
Section X.4Indemnification Procedure.
(a)Promptly after receipt by an Indemnified Party of notice from a third party of a threatened or filed complaint or the threatened or actual commencement of any audit, investigation, action or proceeding (a “Third Party Claim”) with respect to which such Indemnified Party may be entitled to indemnification hereunder, such Indemnified Party shall provide written notification to Buyer or Seller, as the case may be, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim, whichever is the appropriate indemnifying Party hereunder (the “Indemnifying Party”); provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in (i) the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim or (ii) material prejudice to the Indemnifying Party with respect to such claim. Buyer shall have the right, at its sole discretion, to control the defense of any Third Party Claim that (1) relates to the Business or the Group Companies, including those asserted on behalf of a customer or supplier of any Group Company, (2) seeks an injunction or other equitable relief against any Group Company or with respect to the Business or (3) alleges criminal liability with respect to any Group Company (together, the “Buyer Controlled Claims”), including the employment of counsel reasonably satisfactory to Seller and the payment of the fees and disbursements of such counsel, and, to the extent that a Buyer Controlled Claim is required to be indemnified by Seller pursuant to Section 10.2, Buyer’s reasonable expenses related to the defense of a Buyer Controlled Claim shall be borne and paid exclusively by Seller; provided, Seller shall have the right to participate in the defense of any Buyer Controlled Claim with counsel selected by Seller subject to Buyer’s right to control the defense thereof and Seller’s reasonable expenses related to such participation in a Buyer Controlled Claim shall be borne and paid exclusively by Seller. The Buyer Indemnified Parties shall at all times use reasonable efforts to keep Seller reasonably apprised of the status of any Buyer Controlled Claim and to cooperate in good faith with each other with respect to the defense of any such matter. For any Third Party Claim that is not a Buyer Controlled Claim, upon written notice to the Indemnified Party, the Indemnifying Party shall have the right to assume the defense of such Third Party Claim at the Indemnifying Party’s sole expense and with counsel reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party may join in the defense of such Third Party Claim at its sole expense and with counsel reasonably satisfactory to the Indemnifying Party.
(b)No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)If an Indemnified Party claims a right to payment pursuant to this Agreement not involving a Third Party Claim, such Indemnified Party shall send written notice of such claim to the Indemnifying Party, but in any event not later than 30 calendar days after the Indemnified Party becomes aware of such claim. Such notice shall specify in reasonable detail the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, arbitration, litigation or otherwise).
(i)Subject to Section 10.4(c)(ii), within five Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder, if any.
(ii)Notwithstanding anything herein to the contrary, within five Business Days of the Final TX Determination Date, Seller’s indemnification obligations with respect to any State Tax Audit Losses shall be satisfied in accordance with the terms set forth in Schedule 1.1-P.
(d)Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for U.S. federal and applicable state and local income Tax purposes.
Section X.5Satisfaction of Seller Indemnification Obligations. Notwithstanding anything to the contrary herein, any liability of Seller or its Affiliates for indemnification obligations under this Agreement to any Buyer Indemnified Party shall be satisfied first by way of a reduction of the value of future Post-Closing Services that the Buyer Parties are obligated to provide to Seller pursuant to this Agreement and the Services Agreement as of such time, if any (and such Buyer Indemnified Party shall be deemed indemnified to the extent of such reduction in value, if any).
Section X.6Election of Claims. In the event that any Party alleges that they are entitled to indemnification hereunder, and that Party’s claim is covered under more than one provision of this Agreement, such Party shall be entitled to elect the provision or provisions under which it may bring a claim for indemnification. For the avoidance of doubt, in no event shall the existence of multiple applicable provisions of this Agreement permit an Indemnified Party to recover the amount of any Losses suffered by such Party more than once.
Section X.7Exclusive Remedies. Except as provided for in Section 11.11 or in the case of Fraud, the Parties acknowledge and agree that following the Closing, the indemnification provisions of this Article X shall be the sole and exclusive remedies of the Parties for the matters indemnified pursuant to this Article X, including with respect to the Comprehensive Environmental Response, Compensation and Liability Act or any other Environmental, Health & Safety Law.
Article XI

MISCELLANEOUS
Section XI.1Fees and Expenses. Except as otherwise expressly provided herein, (a) Buyer shall pay its own fees, costs and expenses incurred in connection herewith and the Transactions, including the fees, costs and expenses of its financial advisors, accountants and counsel and (b) the Seller Transaction Expenses shall be paid by Seller to the extent not payable by Buyer pursuant to Section 2.4(a)(ii) or not otherwise accrued as a current liability on the Final Adjustment Statement.
Section XI.2Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) on the next Business Day when sent by overnight courier to the respective Parties or (c) on the date sent by e-mail (with confirmation of transmission, including an automated confirmation of receipt) if sent during normal business hours of the recipient or on the next Business Day if sent after normal business hours of the recipient, in each case at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to the Buyer Parties, to:
NexTier Completion Solutions
3990 Rogerdale
Houston, TX 77042
Attention: Kevin McDonald, EVP, Chief Administrative Officer & General Counsel
Email: Kevin.McDonald@NexTierOFS.com
with a copy (which shall not constitute notice) to:
King & Spalding LLP
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309-3521
Attention: Russell B. Richards
Email:    rrichards@kslaw.com

If to Seller or the Owner Group, to:
Alamo Frac Holdings, LLC
1101 N. Little School Rd.
Arlington, Texas 76017
Attention: RJ Sikes
Email: rj@fracing.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
1601 Elm Street
Dallas, TX 75201
Attention: Kevin T. Crews, P.C.
Email:    kevin.crews@kirkland.com
and
Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attention: David Thompson
Email:    david.thompson@kirkland.com
Section XI.3Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
Section XI.4Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any Party without the prior written consent of the other Parties; provided, that Buyer may assign its rights, interests and obligations hereunder (a) to any direct or indirect wholly-owned subsidiary that is a corporation or limited liability company organized outside the state of Texas or to any Affiliate that is a corporation or limited liability company organized outside the state of Texas of which Buyer is a direct or indirect wholly-owned subsidiary, (b) as collateral for the purpose of securing obligations under any financing arrangements and (c) to the provider of the R&W Policy obtained by any Party in the case of Fraud by another Party.

Section XI.5No Third-Party Beneficiaries. This Agreement is exclusively for the benefit of the Parties, and, as applicable, their respective successors and permitted assigns.
Section XI.6Headings. The Article and Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.
Section XI.7Consent to Jurisdiction. EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN HARRIS COUNTY IN THE STATE OF TEXAS FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTIONS AND AGREES THAT ALL CLAIMS IN RESPECT OF THE SUIT, ACTION OR OTHER PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH PARTY AGREES TO COMMENCE ANY SUCH SUIT, ACTION OR OTHER PROCEEDING IN THE STATE AND FEDERAL COURTS SITTING IN HARRIS COUNTY IN THE STATE OF TEXAS. EACH PARTY WAIVES ANY DEFENSE OF IMPROPER VENUE OR INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN Section 11.2. NOTHING IN THIS Section 11.7, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.
Section XI.8Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH ANY MATTER WHICH IS THE SUBJECT OF THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
Section XI.9Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto), the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.
Section XI.10Governing Law. THIS AGREEMENT AND ANY LEGAL DISPUTE ARISING UNDER OR RELATED IN ANY WAY TO THIS AGREEMENT, ANY OF THE

OTHER TRANSACTION DOCUMENTS, THE RELATIONSHIP OF THE PARTIES, THE TRANSACTIONS AND THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER OR RELATED IN ANY WAY TO THE FOREGOING, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAW OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.
Section XI.11Specific Performance. The Parties acknowledge and agree that any breach of the terms of this Agreement could give rise to irreparable harm for which money damages may not be an adequate remedy and accordingly the Parties agree that, in addition to any other remedies, each Party shall be entitled, unless this Agreement has been terminated in accordance with Article VIII, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce the terms of this Agreement (including, for the avoidance of doubt, to cause the other Parties to consummate the Transactions contemplated hereunder) by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy to which they are entitled in Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. The Parties further agree that nothing set forth in this Section 11.11 shall require any Party to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 11.11 prior to or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination).
Section XI.12Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.
Section XI.13Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties.
Section XI.14Schedules. Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement to the extent that such disclosure is set forth with such specificity that it is readily apparent on the face of such disclosure that such disclosure is applicable to such Sections. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedules hereto is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the Ordinary Course for purposes of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

BUYER:
NEXTIER COMPLETION SOLUTIONS INC.

By:     /s/ ROBERT DRUMMOND
Name: Robert Drummond
Title: Chief Executive Officer

PARENT:
NEXTIER OILFIELD SOLUTIONS INC.

By:     /s/ ROBERT DRUMMOND
Name: Robert Drummond
Title: Chief Executive Officer

[Signature Page to Purchase Agreement]

COMPANY:
ALAMO PRESSURE PUMPING, LLC

By:     /s/ MICHAEL JOSEPH MCKIE
Name: Michael Joseph McKie
Title: President

SELLER:
ALAMO FRAC HOLDINGS, LLC

By:     /s/ MICHAEL JOSEPH MCKIE
Name: Michael Joseph McKie
Title: President

[Signature Page to Purchase Agreement]

OWNER GROUP:
/s/ MICHAEL MCKIE
Michael McKie

/s/ ROGER SIKES
Roger Sikes

/s/ JEFFREY HANSEN
Jeffrey Hansen

[Signature Page to Purchase Agreement]